As filed with the Securities and Exchange Commission on October 11, 2005
                         Registration Number 333-127613


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   XSUNX, INC.
                 (Name of Small Business Issuer in its Charter)

            Colorado                       3081                    84-1384159
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer) incorporation or organization) Classification Code Number) Identification No.

                                  65 Enterprise
                                   Aliso Viejo
                                California 93117
                                 (949) 330-8060
          (Address and telephone number of principal executive offices)

                                  Tom Djokovich
                             Chief Executive Officer
                                   XsunX, Inc.
                                  65 Enterprise
                                   Aliso Viejo
                                California 93117
                                 (949) 330-8060
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Louis A. Brilleman, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                               Tel: (212) 930-9700
                               Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


---------------------------- -------------------------- -------------------------- -------------------------- -------------------
                                                            Proposed Maximum
Title of Each Class of                                  Offering Price Per Share       Proposed Maximum           Amount of
Securities to be Registered  Amount To Be Registered               (1)             Aggregate Offering Price    Registration Fee
---------------------------- -------------------------- -------------------------- -------------------------- -------------------
---------------------------- -------------------------- -------------------------- -------------------------- -------------------
Common Stock, no par value     2,609,263                $ 0.15                     $ 391,389.45               $ 46.07
---------------------------- -------------------------- -------------------------- -------------------------- -------------------
Common Stock, no par           6,375,000                $ 0.15                     $ 956,250                  $ 112.55
value(2)
---------------------------- -------------------------- -------------------------- -------------------------- -------------------
Common Stock, no par          10,000,000                $ 0.15                     $ 1,500,000                $ 176.55
value(3)
---------------------------- -------------------------- -------------------------- -------------------------- -------------------
Common Stock, no par          70,000,000                $ 0.15                     $ 10,500,000               $ 1,235.85
value(4)
---------------------------- -------------------------- -------------------------- -------------------------- -------------------
Total                         88,984,263                                           $ 13,347,639.45            $ 1,571.02(5)
---------------------------- -------------------------- -------------------------- -------------------------- -------------------


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant's Common Stock on the Over the Counter Bulletin Board as of August 15, 2005 was $0.15 per share.

(2) Represents shares issuable upon exercise of warrants.

(3) Represents shares issuable upon conversion of secured convertible debentures.

(4) Represents shares issuable upon sales under the Standby Equity Distribution Agreement.


(5) Previously paid.


The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS


                  Subject to Completion, Dated October 11, 2005


                                   XSUNX, INC.

                        88,984,263 Shares of Common Stock

      This prospectus relates to the resale by the selling stockholders of up to 88,984,263 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.


      The total number of shares sold herewith includes the following shares owned by or to be issued to Cornell Capital Partners LP: (i) up to 10,000,000 shares issuable upon conversion of convertible debentures at a conversion price of $0.10 per share, (ii) 4,250,000 shares issuable upon the exercise of warrants at $0.15 per share, (iii) 2,125,000 shares issuable upon the exercise of warrants at $0.20 per share, (iv) up to 70,000,000 shares of common stock issuable under the Standby Equity Distribution Agreement with Cornell Capital and (v) 2,544,031 shares issued to Cornell Capital as a commitment fee in connection with the signing of the Standby Equity Distribution Agreement We are also including 65,232 shares issued to Newbridge Securities, Inc. as a placement agent fee under the Standby Equity Distribution Agreement.

      We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of the 70,000,000 shares of common stock, and the exercise of warrants to purchase 6,375,000 shares of common stock, under the Standby Equity Distribution Agreement with Cornell Capital. All costs associated with this registration will be borne by us.


      Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "XSNX.OB."


      On October 6, 2005, the last reported sale price for our common stock on the OTC Bulletin Board was $0.29 per share.

      The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about factors you should consider before buying shares of our common stock.

      Cornell Capital Partners LP is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of our common stock under the Standby Equity Distribution Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. We may sell shares of common stock to Cornell Capital under the Equity Distribution Agreement at a purchase price equal to 96% of the lowest closing bid price of our common stock during the five trading days immediately following the date we notify Cornell Capital of our intent to sell shares of our common stock. We have also agreed to allow Cornell Capital to retain a fee of five percent of the proceeds raised under the Equity Distribution Agreement. As a result, Cornell Capital will pay us a purchase price of approximately 91% of the market price of our common stock. The lowest closing bid price of our common stock for the five trading days ended October 6, 2005 was $0.26.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by XsunX, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  The date of this Prospectus is ________, 2005

                                TABLE OF CONTENTS

                                                                          Page


Prospectus Summary........................................................  1
Risk Factors..............................................................  4
Forward Looking Statements................................................  8
Use of Proceeds...........................................................  9
Management's Discussion and Analysis or Plan of Operation................. 13
Business.................................................................. 13
Description of Property................................................... 18
Legal Proceedings......................................................... 18
Directors and Executive Officers.......................................... 19
Executive Compensation.................................................... 22

Market for Common Equity and Related
Stockholder Matters....................................................... 23
Security Ownership of Certain Beneficial Owners
and Management............................................................ 24
Selling Shareholder....................................................... 25
Certain Relationships and Related Transactions............................ 27
Description of Securities................................................. 28
Plan of Distribution...................................................... 30
Legal Matters............................................................. 32
Experts................................................................... 32
Where You Can Find More Information....................................... 29
Disclosure of Commission Position on Indemnification
for Securities Act Liabilities............................................ 32
Index to Consolidated Financial Statements................................F-1


You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. XsunX, Inc. is referred to throughout this prospectus as "XsunX," "we" or "us."

General

We are a development stage company engaged in developing Power Glass(TM). This product, when applied to transparent surfaces such as glass, allows windows to produce electricity from the power of the sun. Power Glass(TM) is based on the science of capturing and converting solar energy into electricity, also known as Photovoltaic or "PV." Using proprietary solar cell design and manufacturing processes, we are specifically focused on the development of very thin semi-transparent coatings on thin flexible films that create large area monolithic solar cell structures without obstructing a person's view. This semi-transparency makes Power Glass(TM) glazing desirable for placing over glass, plastics, and other see-through materials.

We intend to commercialize Power Glass(TM) technology as a solution for integrating renewable power generating properties onto modern architectural glass and building facades. We anticipate that the majority of our future revenues will be derived from the licensing of our technology.

We have limited assets, have not generated any revenue and at June 30, 2005, had an accumulated deficit from inception of $4,980,694. For the years ended September 30, 2004 and 2003, we incurred net losses of $1,509,068 and $145,868, respectively. As a result, our auditors, in their report on our financial statement for the fiscal year ended September 30, 2004, have expressed substantial doubt about our ability to continue as a going concern.


Our principal executive office is located at 65 Enterprise, Aliso Viejo, California 92656 and our telephone number at that location is (949) 330-8060.

Recent Financing Transaction

Standby Equity Distribution Agreement

On July 14, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners LP, a private equity fund, providing for the sale and issuance to Cornell of up to $10,000,000 of our common stock over a period of up to 24 months after the effective date of the registration statement of which this prospectus forms a part. Under the agreement, we may sell to Cornell up to $250,000 in shares of our common stock once every five trading days at a price of 96% of the lowest closing bid price of our common stock during the five trading days following the date we notify Cornell Capital Partners that we will sell shares of our common stock. Cornell Capital Partners will also be paid a fee equal to 5% of each advance, which will be retained by Cornell Capital Partners from each advance. As a result, Cornell Capital Partners will purchase shares of our common stock at a total discount of approximately 9% to our then current market price, which 9% discount will be an underwriting discount.

The amount of each cash advance under the Equity Distribution Agreement is subject to a maximum advance amount of $250,000, with no cash advance occurring within five (5) trading days of a prior advance. After providing notice of our intent to sell shares of common stock, the stock and purchase price will be deposited into escrow. Upon receipt of joint written instructions from Cornell Capital Partners and us, the escrow agent will release the stock to Cornell Capital Partners and the purchase price to us, after remitting the five percent (5%) retainage to Cornell Capital Partners.

The Equity Distribution Agreement provides that upon delivery of our notice to Cornell Capital Partners of our intent to sell shares of common stock, we are irrevocably bound to sell shares to Cornell Capital Partners and Cornell Capital Partners is irrevocably bound to purchase these shares. The Equity Distribution Agreement further provides that Cornell Capital Partners may sell these shares prior to the date it receives them. These sales may cause the price of our common stock to decline, thereby decreasing the purchase price payable by Cornell Capital Partners. Since the purchase price will not be established until after the fifth trading day after we provide our notice, Cornell Capital Partners will not know the precise number of shares it will purchase but it will be able to make an informed estimate based upon recent market prices. Cornell Capital Partners has otherwise agreed that neither it nor its affiliates will engage in any short sales (i.e., sales of stock when the seller does not yet own the shares sold) or other hedging transactions with respect to our common stock.

The Equity Distribution Agreement provides that we may not sell shares or our common stock to Cornell Capital Partners if such sale would cause the aggregate number of shares of our common stock owned by Cornell Capital Partners to exceed 9.9% of the then outstanding number of shares of our common stock. As of September 30, 2005, we had 123,854,733 shares outstanding. Therefore, Cornell Capital Partners could not own in excess of 12,261,618 shares. We will be unable to sell additional shares of our common stock if Cornell Capital Partners is unable to reduce its holdings so as to remain below the 9.9% threshold.

In connection with the Equity Distribution Agreement, we issued to Cornell Capital 2,544,031 as a commitment fee. In addition, we issued 65,232 shares to Newbridge Securities as a fee for its services as placement agent for the shares to be issued under the Equity Distribution Agreement.

12% Secured Convertible Debentures

Also on July 14, 2005, we completed a Securities Purchase Agreement (the "Purchase Agreement") with Cornell providing for the sale by the Company to Cornell of its 12% secured convertible debentures in the aggregate principal amount of $850,000 (the "Debentures") of which $400,000 was advanced immediately. The balance of $450,000 was advanced on August 16, 2005. The Securities Purchase Agreement contains standard representations and warranties on our part and also limits us in certain activities as long as the Debentures remain outstanding. Among other things, without Cornell's prior written consent, we are restricted from entering into certain transactions with affiliates and issuing additional securities at a below market price.

The Debentures mature on the first anniversary of the date of issuance and bear interest at the annual rate of 12%. The Company is required to make monthly principal and interest commencing on the first day of the month following the declaration of effectiveness of the registration statement of which this prospectus forms a part or 120 days from the date of issuance of the Debentures, whichever occurs first.

Holders of the Debentures may convert, at any time, the principal amount outstanding under the Debentures into shares of Common Stock, at a conversion price per share equal to $0.10, subject to adjustment as a result of anti-dilution provisions in the event, among other things, of issuances of securities at a price per share below $0.10. If we make such dilutive issuances, the holder of the Debentures may request that the conversion price of the Debenture be adjusted to mirror the price of the security so issued.

Upon three-business day advance written notice, we may redeem the Debentures, in whole or part. In the event that the closing bid price of our common stock on the date that we provide advance written notice of redemption or on the date redemption is made exceeds the conversion price then in effect, the redemption will be calculated at 120% of the Debentures' face value.

Under the Purchase Agreement, we also issued to Cornell five-year immediately exercisable warrants to purchase 4,250,000 and 2,125,000 shares of Common Stock at $0.15 and $0.20, respectively (collectively, the "Warrants").

Our obligations under the Purchase Agreement are secured by substantially all of our assets. In addition, Tom Djokovich, our Chief Executive Officer, has granted a security interest in 925,000 shares of Common Stock that he owns.

As further security for our obligations under the Purchase Agreement, we have deposited into escrow 26,798,418 shares of Common Stock pursuant to a pledge and escrow agreement. In the event of a default, Cornell will have the right to vote these shares and receive dividends with respect to the shares. Cornell will also have the right to deliver a notice of default. As soon as practicable after receipt of this notice, the escrow agent will release the escrowed shares to Cornell.

                                  This Offering


Shares offered by Selling
Stockholders...............................................   Up to 88,984,263 shares, including 10,000,000 shares issuable upon conversion of a secured debenture; up to 70,000,000 shares issuable under the Standby Equity Distribution Agreement at variable prices; and 6,375,000 issuable upon exercise of
                                                              warrants of which 4,250,000 warrants are exercisable at $0.15 and 2,125,000 warrants are exercisable at $0.20 per share*


Common Stock to be outstanding after the offering..........   210,180,502

Use of Proceeds............................................   We will not receive any proceeds from the sale of the common stock hereunder.  We will receive proceeds from the sale of our common stock pursuant to the Standby Equity Distribution
                                                              Agreement.  See "Use of Proceeds" for a complete description.


Risk Factors...............................................   The purchase of our common stock involves a high degree of risk.
                                                              You should carefully review and consider "Risk Factors"
                                                              beginning on page 4


OTC Bulletin Board
Trading Symbol.............................................   XSNX.OB


* Based on the current issued and outstanding number of shares of 123,854,733 (without giving effect to 26,798,418 shares that were issued and deposited into escrow) as of September 30, 2005, and assuming issuance of all shares registered herewith, the number of shares offered herewith represents approximately 42% of the total issued and outstanding shares of common stock.

                                  RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have not generated any revenues and may never achieve profitability

We are a development stage company and, to date, have not generated any revenues. From inception through June 30, 2005, we had an accumulated deficit of $4,980,694. For the years ended September 30, 2004 and 2003, we incurred net losses of $1,509,068 and $145,868, respectively. We cannot assure you that we can achieve or sustain profitability in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether our product development can be completed, and if it will achieve market acceptance. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us. These matters raise substantial doubt about our ability to continue as a going concern.

Our auditors have included a going concern qualification in their opinion which may make it more difficult for us to raise capital

Our auditors have qualified their opinion on our financial statements because of concerns about our ability to continue as a going concern. These concerns arise from the fact that we have not generated sufficient cash flows to meet our obligations and sustain our operations. If we are unable to continue as a going concern, you could lose your entire investment in us.

We may need to raise additional capital which may not be available on acceptable terms or at all

We have entered into a Standby Equity Distribution Agreement that provides for the investment by Cornell Capital Partners LP of up to $10,000,000 in our common stock over a period of 24 months after the effectiveness of the registration of which this prospectus is a part. In the future, we may be required to raise additional funds, particularly if we exhaust the funds advanced under that agreement and are unable to generate positive cash flow as a result of our operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our research and development plans. Any additional equity financing may involve substantial dilution to our then existing shareholders.

We may not be able to successfully develop and commercialize our Power Glass(TM) Technology which would result in continued losses and may require us to curtail or cease operations

While we have made progress in the development of our products, it has not generated any revenues and we are unable to project when we will achieve profitability, if at all. As is the case with any new technology, we expect the development process to continue. We cannot assure that our engineering resources will be able to modify the product fast enough to meet market requirements. We can also not assure that our product will gain market acceptance and that we will be able to successfully commercialize the Power Glass(TM) technology. The failure to successfully develop and commercialize our Power Glass(TM) Technology would result in continued losses and may require us to curtail or cease operations

Our revenues are dependent upon acceptance of our products by licensees; the failure of which would of which would cause to curtail or cease operations

We believe that virtually all of our revenues will come from the licensing of our proprietary Power Glass(TM) solar electric glazing technology to major manufacturers. We intend to offer non-exclusive licensing rights. As a result, we will continue to incur substantial operating losses until such time as we are able to generate revenues from licensing and service fees for our products through our distribution partners. There can be no assurance that businesses and customers will adopt our technology and products, or that businesses and prospective customers will agree to pay the licensing and service fees for our products. In the event that we are not able to significantly increase the number of customers that license our products, or if we are unable to charge the necessary license fees, our financial condition and results of operations will be materially and adversely affected.

We do not maintain theft or casualty insurance, and only maintain modest liability and property insurance coverage and therefore we could incur losses as a result of an uninsured loss.

We do not maintain theft or casualty insurance and we have modest liability and property insurance coverage. We cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. Any such uninsured or insured loss or liability could have a material adverse affect on our results of operations.

If we lose key employees and consultants or are unable to attract or retain qualified personnel, our business could suffer.

Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel. We are highly dependent on our management, including Mr. Tom Djokovich who has been critical to the development of our technologies and business. The loss of the services of Mr. Djokovich could have a material adverse effect on our operations. We do not have an employment agreement with Mr. Djokovich. Accordingly, there can be no assurance that he will remain associated with us. His efforts will be critical to us as we continue to develop our technology and as we attempt to transition from a development state company to a company with commercialized products and services. If we were to lose Mr. Djokovich, or any other key employees or consultants, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

The loss of strategic relationships used in the development of our products and technology could impede our ability to complete our product and result in a material adverse effect causing the business to suffer.

We have established a plan of operations under which we rely on a strategic relationship with MVSystems, Inc, to provide general facilities, personnel, and expertise in the research and development of the technology and manufacturing process underlying our Power Glass (TM) product. A loss of this relationship for any reason could cause us to experience difficulties in completing the development of our product and implementing our business strategy. There can be no assurance that we could establish other relationships of adequate expertise in a timely manner or at all.

We cannot guarantee you that our patents are broad enough to provide any meaningful protection nor can we assure you that one of our competitors may not develop more effective technologies, designs or methods without infringing our intellectual property rights or that one of our competitors might not design around our proprietary technologies.

We have been granted, and exclusively own, three patents from the United States Patent and Trademark Office. We have also been granted a license to a patent and technology portfolio relating to photovoltaic technology design and development. These patents and licenses may not protect us against our competitors, and patent litigation is very expensive. We may not have sufficient cash available to pursue any patent litigation to its conclusion because currently we do not generate revenues.

We cannot rely solely on our current patents to be successful. The standards that the U.S. Patent and Trademark Office and foreign patent offices use to grant patents, and the standards that U.S. and foreign courts use to interpret patents, are not the same and are not always applied predictably or uniformly and can change, particularly as new technologies develop. As such, the degree of patent protection obtained in the U.S. may differ substantially from that obtained in various foreign countries. In some instances, patents have been issued in the U.S. while substantially less or no protection has been obtained in Europe or other countries.

We cannot be certain of the level of protection, if any, that will be provided by our patents. If we attempt to enforce them and they are challenged in court where our competitors may raise defenses such as invalidity, unenforceability or possession of a valid license. In addition, the type and extent of any patent claims that may be issued to us in the future are uncertain. Our patents may not contain claims that will permit us to stop competitors from using similar technology.

Risks relating to the Standby Equity Distribution Agreement:

There are a large number of shares underlying our periodic equity investment agreement that are being registered in this prospectus and the sale of these shares may depress the market price of our common stock.


The issuance and sale of shares upon delivery of an advance by Cornell Capital Partners LP pursuant to the Standby Equity Distribution Agreement in the amount up to $10,000,000 is likely to result in substantial dilution to the interests of other stockholders. As of September 30, 2005, we had 123,854,733 shares of common stock issued and outstanding. We are registering 88,984,263 shares of common stock pursuant to this registration statement, of which up to 70,000,000 shares are reserved for issuance pursuant to our agreement with Cornell. As of October 6 , 2005, the last reported sale price of our common stock was $0.29. There is no upper limit on the number of shares that we may be required to issue under the agreement with Cornell.

The continuously adjustable price feature of our periodic equity investment agreement could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders. The number of shares we will be required to issue upon receipt of an advance pursuant to our agreement with Cornell will increase if the market price of our stock decreases. The following is an example of the amount of shares of our common stock issuable in connection with an advance of $250,000 under the Cornell agreement, based on market prices assumed to be 25%, 50% and 75% below the closing bid prices on October 6, 2005 of $0.29:

---------------------------- -------------------------- ---------------------------- ----------------------------- -------------

---------------------------- -------------------------- ---------------------------- ----------------------------- -------------
% BELOW MARKET               PRICE PER SHARE            WITH 9% DISCOUNT*            NUMBER OF SHARES              PERCENTAGE**
---------------------------- -------------------------- ---------------------------- ----------------------------- -------------
25%                          $0.2175                    $0.1979                       1,263,264                    1.0%
---------------------------- -------------------------- ---------------------------- ----------------------------- -------------
50%                          $0.145                     $0.132                        1,893,939                    1.5%
---------------------------- -------------------------- ---------------------------- ----------------------------- -------------
75%                          $0.0725                    $0.06598                      3,789,026                    2.9%
---------------------------- -------------------------- ---------------------------- ----------------------------- -------------

* Consisting of 4% discount to market plus a 5% fee payable over each advance.

** Based upon 123,854,733 shares of common stock outstanding as of September 30, 2005.


As illustrated, the number of shares of common stock issuable in connection with an advance under the Cornell agreement will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The lower the stock price, the greater the number of shares issuable under the Cornell agreement

The number of shares that Cornell will receive under its agreement with us is determined by the market price of our common stock prevailing at the time of each sale. The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that Cornell will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our shareholders to greater dilution and a reduction of the value of their investment.


A lower stock price will provide an incentive to Cornell to sell additional shares into the market

The number of shares that Cornell will receive under its agreement with us is determined by the market price of our common stock prevailing at the time of each sale. The lower the market price, the greater the number of shares issuable under the agreement. As a result, Cornell will have an incentive to sell as large a number of shares as possible to obtain a lower purchase price. This will lead to greater dilution of exiting shareholders and a reduction of the value of their investment


The sale of our stock under the Cornell agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute existing stockholders' equity and voting rights.

The agreement with Cornell has the potential to cause significant downward pressure on the price of our common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased number of shares of stock or if we have not performed in such a manner to show that the equity funds raised will be used by us to grow. Such an event could place further downward pressure on the price of our common stock. Under the terms of our agreement with Cornell, we may request regular drawdowns. Even if we use the proceeds under the agreement to grow our revenues and profits or invest in assets, which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the Cornell agreement will increase, which will materially dilute existing stockholders' equity and voting rights.

We may not be able to access sufficient funds under the Cornell agreement when needed.


We are dependent on external financing to fund our operations. Our financing needs will to some extent be provided from the agreement with Cornell. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down once every five trading days of $250,000 per advance. In addition, the Cornell agreement limits the number of shares of our common stock that Cornell may own to 9.9% of our outstanding common stock. As a result, Cornell may never complete the $10,000,000 investment contemplated under the agreement.

Cornell Capital Partners may sell shares of our common stock after we deliver an advance notice during the pricing period, which could cause our stock price to decline.

Cornell Capital Partners is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date that we deliver an advance notice to Cornell Capital Partners, which is prior to the date the stock is delivered to Cornell Capital Partners. Cornell Capital Partners may sell such shares any time after we deliver an advance notice. Accordingly, Cornell Capital Partners may sell such shares during the pricing period. Such sales may cause our stock price to decline and if so would result in a lower stock price during the pricing period, which would result in us having to issue a larger number of shares of common stock to Cornell in respect of the advance.

The following risks relate principally to our common stock and its market value:

There is a limited market for our common stock which may make it more difficult for you to dispose of your stock

Our common stock is quoted on the OTC Bulletin Board under the symbol "XSNX.OB." There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

      o technological innovations or new products and services by us or our competitors;
      o     additions or departures of key personnel;
      o     sales of our common stock
      o our ability to integrate operations, technology, products and services;
      o     our ability to execute our business plan;
      o     operating results below expectations;
      o     loss of any strategic relationship;
      o     industry developments;
      o     economic and other external factors; and
      o     period-to-period fluctuations in our financial results.

Because we have a limited operating history with no revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our common stock is deemed to be penny stock with a limited trading market

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

                           FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i) insufficient revenues to cover operating costs.

                                 USE OF PROCEEDS


This prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell Capital Partners LP. and by Newbridge Securities, Inc. We will receive proceeds from the sale of shares of our common stock to Cornell under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under that agreement will be equal to 96% of the lowest bid price for the five trading days following the day that we notify Cornell that we intend shares to it. We may also receive approximately $1,062,500 from the exercise of the warrants.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement assuming a sale of 10%, 25%, 50% and 100% of the shares issuable under that agreement. We have the ability to draw down the full $10,000,000 pursuant to the agreement, however we may draw down less than that amount. The table assumes estimated offering expenses of $55,000, plus an mount equal to 5% of the gross proceeds of each advance payable to Cornell as a fee As a result, Cornell Capital Partners will purchase shares of our common stock at a total discount of approximately 9% to our then current market price, which 9% discount will be an underwriting discount.

                                                         10%                 25%                  50%                   100%
                                                         ---                 ---                  ---                   ----
                Gross Proceeds                       $1,000,000          $2,500,000           $5,000,000             $10,000,000
                Net Proceeds after offering
                expenses and fees                     $ 895,000          $2,320,000           $4,695,000             $ 9,445,000


                Use of proceeds:


                Product Development                    450,000             850,000             1,550,000              2,350,000

                Debt Repayment (1)

                Manufacture of commercial scale
                processing system                                                               850,000                850,000
                Manufacture of demonstration
                scale system                                               250,000                                     250,000
                General R&D Equipment                                      75,000               150,000                250,000

                Salaries                               275,000             375,000              600,000                975,000

                Sales and Marketing                    25,000              170,000              275,000                475,000

                Engineering, Testing &                 45,000              150,000              225,000                350,000
                Consultants

                General Working Capital               $ 100,000           $450,000            $1,045,000             $3,945,000
                                                      =========           ========            ==========             ==========


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

Overview

We are a development stage company engaged in developing Power Glass(TM). This product is intended to allow glass windows, and other transparent substrates or surfaces, to produce electricity from the power of the sun. Power Glass(TM) is based on the science of capturing and converting solar energy into electricity, also known as Photovoltaic or "PV." Using proprietary solar cell design and manufacturing processes, we are specifically focused on the development of very thin semi-transparent coatings on thin flexible films that create large area monolithic solar cell structures without obstructing a person's view. We believe that this semi-transparency makes Power Glass(TM) glazing desirable for placing over glass, plastics, and other see-through materials.

We intend to commercialize Power Glass(TM) technology as a solution for integrating renewable power generating properties onto modern architectural glass and building facades. We anticipate that the majority of our future revenues will be derived from the licensing of our technology.


We have limited assets, have not generated any revenue and at June 30, 2005, had an accumulated deficit from inception of $4,980,694. As a result, our auditors, in their report on our financial statement for the fiscal year ended September 30, 2004, have expressed substantial doubt about our ability to continue as a going concern.


Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments, particularly those related to the determination of the estimated recoverable amounts of trade accounts receivable, impairment of long-lived assets, revenue recognition and deferred tax assets.

Income taxes are accounted for under the asset and liability method. Under this method, to the extent that we believe that the deferred tax asset is not likely to be recovered, a valuation allowance is provided. In making this determination, we consider estimated future taxable income and taxable timing differences expected to reverse in the future. Actual results may differ from those estimates.

Results Of Operations For The Fiscal Year Ended September 30, 2004, Compared To Fiscal Year Ended September 30, 2003

We generated no revenues in 2002 or 2003. We incurred expenses totaling $1,528,193 in 2004 compared to $145,890 in 2003. The increase of $1,382,303 resulted from an increase of $482,303 in normal and customary operational expenses and $900,000 in non-reoccurring one time expenses as follows; research and product development expenses increased by $129,493 as compared to $0 expenses incurred for the same period in 2003. Technical consulting expenses increase by $194,700 during the twelve months ended September 30, 2004 to $319,900 from $125,200. This included $300,000 in non-cash expenses associated with the grant of in-the-money warrants as consideration for technical and scientific consulting services for which we may make similar arrangements for in future periods. There was a one-time expense of $900,000 associated with the grant of in-the-money warrants as consideration for a technology sharing and license agreement granting a royalty free license to us. General and administrative expenses increased by $138,734 in the twelve months ended September 30, 2004 to $178,800 from $20,690 in 2003. The increase of $158,110 in general and administrative expenses was primarily the result of an increase to operational expenses associated with the development of our business.

For the twelve months ended September 30, 2004, our consolidated net loss was $(1,509,068) as compared to a consolidated net loss of $(145,868) for the same period ended September 30, 2003. $900,000 of this consolidated net loss was attributable to a one-time expense associated with the grant of in-the-money warrants as consideration for a technology sharing and license agreement granting a royalty free license to us. The net loss per share was less than $(0.01) for the twelve month period ended September 30, 2004.

Due to a change in our primary business focus and new business opportunities these historical results may not necessarily be indicative of results to be expected for any future period. As such, our future results may differ significantly from previous periods. Since inception in 1997, we have accumulated deficits totaling ($4,328,445) to September 30, 2004.

Results of Operations for the Three-Month Period Ended June 30, 2005 Compared to the Same Period in 2004

We generated no revenues in the period ended June 30, 2005 as well as for the same period in 2004. We incurred operating expenses totaling $282,343 for the three months ended June 30, 2005 compared to $122,213 for the same period in 2004. Primary sources for the increase to operating expense of $160,130 include: an increase of $82,665 in Research and Development activities, an increase of $42,295 in Public Relations activity, and an increase of $35,170 in General and Administrative expenses related to an increase in legal, accounting and business development expenses. The $282,343 operating expenses includes non-cash charges of $22,950 for the issuance of unregistered stock for business development and advisory services in lieu of cash payment for services.

The net loss for the three months ended June 30, 2005 was ($282,245) as compared to a net loss of ($122,213) for the same period 2004. The increase of $160,032 includes (i) an increase in research and development expenditures of $82,665 which is anticipated to continue to increase for the foreseeable future as we further our efforts to complete the commercial development of a licensable process for the manufacture of semi-transparent solar electric glazing technologies and (ii) an increase of $77,367 in General and Administrative expenses attributed to our business development and investor awareness efforts.

These expenses are anticipated to continue to increase as we continue the development of our business plan as a developer and provider of solar electric technologies.

Results of Operations for the Nine Month Period Ended June 30, 2005 Compared to Same Period ended June 30, 2004

We had no revenues in the nine-month period ended June 30, 2005 as well as for the same period in 2004.

We incurred operating expenses totaling $652,765 in the nine-month period ended June 30, 2005 compared to $228,355 in the same period ended June 30, 2004. The major components of the expenses in the nine-month period were Contract R&D of $357,646, salaries of $120,144, legal and accounting fees of $49,783, public relations expenses of $81,871, and general and administrative expenses of 43,312. These expenses were all incurred in preparing to commercialize a licensable process for the manufacture of semi-transparent solar electric glazing technologies.

We incurred consolidated net loses of ($652,249) and ($228,355) in the nine-month period ended June 30, 2005 and 2004 respectively. The associated net loss per share was nominal in the nine-month period ended June 30, 2005 and 2004.

We expect the trend of losses to continue at an accelerated rate in future quarters until we are able to begin sales of significance of which there is no assurance

Liquidity and Capital Resources

We had cash at June 30, 2005 of $3,620 and prepaid expenses in the amount of $43,500 equaling total current assets of $47,120 as compared to cash of $37,344 in cash and prepaid expenses in the amount of $20,000 equaling total current assets of $57,344 as of September 30, 2004. We had a net working capital (deficit) of ($306,173) as compared to a working capital (deficit) of ($38,819) at September 30, 2004. There were no cash flows provided from operations during the nine-month period ended June 30, 2004 and increases to general, administrative, research and development expenses in these periods resulted in an overall increase to working capital deficits.

Cash flow from financing activities used in operating activities during the nine-month period ended, June 30, 2005, was ($380,894) as compared to using ($112,416) for the same period 2004. The increase of cash used in operations of $268,478 included (i) an increase in research and development expenses of $82,665 (ii) non-cash charges of $34,000 for un-registered stock issued for investor relations and advisory services in lieu of cash payments (iii) and an increase of $151,813 in general and administrative expenses in the commercial development of our new business objectives. The value of the stock issued for services was determined by using the value of the last sale closing price or a monthly average closing price as quoted on the OTCBB on the date of issuance.

For the nine-months ended June 30, 2005, our capital needs have been met from the proceeds of a series of private placements of Common Stock. We completed private placements of our common stock pursuant to Regulation S totaling $531,394.97 in the nine-months ended June 30, 2005 of which $40,260 was completed in the quarter ended June 30, 2005 as compared to $179,212 for the nine-months ended June 30, 2004. The proceeds from the above sales of unregistered securities were used to fund our research and developments and day-to-day operations and to pay the accrued liabilities associated with these operations.

Cash and cash deposits at June 30, 2005 were $47,500, a decrease of $125,494 from March 31, 2005. We had , at June 30, 2005, a working capital (deficit) of ($306,173).We anticipate that there will not be sufficient cash generated from operations in the current year necessary to fund our current and anticipated cash requirements. We are currently engaged in efforts to obtain additional financing from equity and debt placements as discussed immediately below.

On July 14, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners LP, a private equity fund, providing for the sale and issuance to Cornell of up to $10,000,000 of our common stock over a period of up to 24 months after the signing of the agreement. Under the agreement, we may sell to Cornell up to $250,000 in shares of our common stock once every five trading days at a price of 91% (including a fee equal to 5% of each advance) of the lowest closing bid price of our common stock on the principal market where the common stock is traded for the five consecutive trading days following our notice to Cornell of our intention to sell shares. As a result of this variable price feature, the number of shares issuable pursuant to that agreement will increase if the market price of our stock decreases. In addition, there is no upper limit on the number of shares that we may be required to issue under the Cornell agreement. Therefore, our shareholders may be subject to significant. The agreement also contains a provision that limits Cornell's stockownership to 9.9%. Therefore, there can be no assurance that it will invest the entire $10,00,000. If we do not receive these funds, we will likely be required to curtail our research and development plans.


Also, in connection with the Cornell transaction, we issued to Cornell secured convertible debentures pursuant to which we received funds in the amount of $400,000 and $450,000 on July 14, 2005 and August 16, 2005, respectively. The funds advanced pursuant to the debentures are secured by substantially all of our assets. As additional security, we issued into escrow a total of 26,798,418 shares of our common stock. We also issued to (i) Cornell 2,609,263 shares of common stock as a commitment fee in connection with Standby Equity Distribution Agreement, and (ii) Newbridge Securities Corporation 65,232 shares of common stock as a placement agent fee in connection with that agreement.

We believe that the funds received and to be received from Cornell will be sufficient to fund and expand our business over the next 18 months. If for some reason we are not able to draw down the entire $10,000,000, we may have to obtain additional operating capital from other sources to enable us to execute our business plan. We anticipate that we will obtain any additional required working capital through the private placement of Common Stock to domestic accredited investors pursuant to Regulation D of the Securities Act of 1933, as amended (the "Act"), or to offshore investors pursuant to Regulation S of the Act. There is no assurance that we will obtain the additional working capital that we need through the private placement of Common Stock. In addition, such financing may not be available in sufficient amounts or on terms acceptable to us.

Net Operating Loss

For federal income tax purposes, we have net operating loss carry forwards of approximately $4,328,445 as of September 30, 2004. These carry forwards will begin to expire in 2010. The use of such net operating loss carry forwards to be offset against future taxable income, if achieved, may be subject to specified annual limitations.

                                    BUSINESS

Company History

We were incorporated in Colorado on February 25, 1997, under the name Sun River Mining Inc. Effective September 24, 2003, we completed a Plan of Reorganization and Asset Purchase Agreement with Xoptix, Inc., a California corporation. Pursuant to the Plan of Reorganization, we issued 110,530,000 (post reverse split) common shares and changed our name to XsunX, Inc. Prior to the Plan we had no tangible assets and insignificant liabilities.

Also pursuant to the Plan of Reorganization, we acquired the following three patents for 70,000,000 shares (post reverse split one for twenty): No. 6,180,871 for Transparent Solar Cell and Method of Fabrication (Device), granted on January 30, 2001; No. 6,320,117 for Transparent Solar Cell and Method of Fabrication (Method of Fabrication), granted on November 20, 2001; and No. 6,509,204 for Transparent Solar Cell and Method of Fabrication (formed with a Schottky barrier diode and method of its manufacture), granted on January 21, 2003.

General Overview

We are a development stage company developing Power Glass(TM) - an innovative solar technology intended to allow glass windows to produce electricity from the power of the sun. This process for producing electricity is known as Photovoltaics. Photovoltaics ("PV"), is the science of capturing and converting solar energy into electricity.

Using proprietary solar cell design and manufacturing processes, we are focused on the development of very thin semi-transparent coatings on thin-film flexible plastics that create large area monolithic solar cell structures that you can see through. This semi-transparency makes Power Glass(TM) glazing desirable for placing over glass, plastics, and other see-through structures.

Our development efforts are focused on the commercialization of the Power Glass(TM) technology as a solution for integrating renewable power generating properties onto modern architectural glass and building facades. The process of integrating renewable power generating properties into building materials and onto buildings is known as Building Integrated Photovoltaics or "BIPV."

We believe that Power Glass(TM) technology can provide a solution for the wide scale integration of BIPV energy producing products into living and working environments - all without causing disruptive and costly changes to lifestyles. Upon the completion of our commercialization process we anticipate that the majority of revenues will be derived from the licensing of our technology to manufactures and integrators of glass and glass building products.

Building Integrated Photovoltaic (BIPV)

When using photovoltaic material in the form of photoelectric panels in buildings, it becomes an integral part of the building: the walls, roof, and, through the use of our Power Glass(TM) technology, the building's glass facades and windows. Sunlight striking these photovoltaic components creates electricity. This electricity flows into power channeling and conversion equipment and into a building's electrical distribution system, sending electricity to the building's electrical loads. In this application, the outer shell of the building produces electricity for the building thereby reducing dependency on other power sources. In virtually all of today's BIPV installations, this influx of solar-produced electricity occurs in conjunction with traditional electricity supplied by local energy companies and municipalities.

Nature of Operations

We intend to commercialize our Power Glass(TM) technology and develop new technology by contracting for research, development and commercialization processes with certain qualified facilities that specialize in the development of technology and manufacturing processes for the photovoltaics market. We believe that this product development process is anticipated to provide us with the fastest path to marketable products, the maximization of corporate resources, and, the broadest access to cutting edge device, optical and material engineering facilities and technical expertise.

In June 2004 we established a strategic relationship with Colorado based MVSystems, Inc. ("MVSystems"). MVSystems designs, builds, and delivers state-of-the-art manufacturing tools designed specifically for the thin film semiconductor market. MVSystems is equipped with both the technical staff and tools necessary for the development and commercialization of our thin-film glazing process. The terms of the working relationship provide us with complete R&D facilities without mark-up for profit on the use of staff and equipment. The objective of this relationship is to maximize access to technical expertise and facilities infrastructure while, minimizing capital expenditures necessary to replicate similar facilities in house.

We plan to continue to make investments in the development of intellectual property assets as part of our business plan. The purpose of these on going investments is to acquire, develop and market patented and proprietary solar cell design and manufacturing processes.

Technology Sharing and License Agreement

In September 2004 we licensed the patent and technology portfolio of MVSystems, Inc. ("MVSystems"). The license granted us the royalty free exclusive rights for use in our pursuit to establish a commercially viable process for the manufacture of semi-transparent solar cells and solar electric glazing processes and, accordingly, included all MVSystems technology, know how, and resources which are part of or related to the licensed patents and technology that was then or may become applicable or beneficial to the furtherance of our business objectives. The license was exclusive as to technology pertaining to our field of use as it pertains to the business of developing, commercializing and licensing processes for the manufacture of semi-transparent (greater than 5% transparency) solar cells or photovoltaic glazing technologies.

The strategic relationship with MVSystems provides for the use of goods and services of MVSystems in initiating research, development, consultation, materials, and facilities. The term of technology sharing is five years, and is automatically renewed for an additional two-year period unless extended by written notice prior to the expiration of the original or renewed term. Unless this relationship is extended, it is scheduled to expire September 17, 2009.

We have also licensed certain technologies and patents from MVSystems necessary to the development of our products, and the eventual commercial viability for manufacturing our products. The license to the technologies is perpetual and self-renewing so long as we commercialize the technologies within the later of either five years from the date of original license commencing on September 17, 2004, or ten years from the date placed into use under a commercially qualifying sub license. A commercially qualifying sub license was defined by us and MVSystems as the development of any licensed technology or combination of technologies to the point of obtaining a marketable product, technology, or process and the actual realization thereupon of $200,000 dollars cumulative revenue by five (5) years from September 17, 2004 in a bona fide arms-length commercial setting or relationship, or the execution of a bona fide binding contract for over $200,000 with a company with assets over $1,000,000 within that time period.

MVSystems was founded by Dr. Arun Madan, its President and CEO and a shareholder. Dr. Madan entered into a Consulting and Advisory Agreement with us. Under the terms of that Agreement, Dr. Madan is serving as chairman of our Scientific Advisory Board for a period of five years continuing to and including September 17, 2009. The provisions of the agreement between Dr. Madan and us allow either party to terminate the relationship at any time upon ninety (90) days prior written notice to the other. The agreement may also be terminated by us for good cause at any time during the term of the agreement without notice.

The following are two of the patents licensed from MVSystems that management believes to be beneficial to the development of scalable manufacturing processes for Power Glass(TM) technology. Semiconductor Vacuum Deposition System And Method Having A Reel-To-Reel Substrate Cassette: US6, 258,408 B1: July 10th, 2001. (Method of Fabrication); and US Provisional Patent Application serial number 60/536,151- three terminal and four terminal solar cells, solar cell panels, and method of manufacture. (Device and Method of Fabrication);

In September 2004 as part of the above-described transaction, we issued a total of 6,000,000 warrants with an exercise price of $0.15 per share with a 5-year exercise term. A License Stock Warrant in the amount of 5,000,000 shares was issued for a royalty free license in the exclusive use of certain patents applicable to our product development efforts. All warrants associated with the License Stock Warrant vested upon issuance of the warrant. A separate Technology Sharing Warrant in the amount of 1,000,000 shares was issued as considerations for access to proprietary know how and the use of research and development facilities at cost without mark-up for profit. The Technology Sharing Warrant carries the following vesting provisions:

      (i) 250,000 shares upon the satisfactory completion of Phase 2 under the Phase 2 development plan.

      (ii) 250,000 shares upon the satisfactory completion, as reasonably determined by the XsunX Board of Directors, of any subsequent phase of development as may be defined under a subsequent and future development proposal.

      (iii) 500,000 shares upon the commercialization, meaning the attainment of revenues exceeding $200,000, of an XsunX process.

Product Strategy

The best inventions are often simple in nature and come from looking at a problem from a different perspective. For the past 30 years, the solar industry has made tremendous strides in improving the efficiency of solar products. A great majority of the work done to improve solar cells has been with the goal of improving energy production efficiency or reducing cost. Less effort has been placed in adapting solar technologies into products that could be integrated into larger portions of our environments. Ostensibly, with sunlight widely and readily available, significant benefits of solar technologies may come from the seamless incorporation of large amounts of solar cell technology into our environments.

We anticipate that Power Glass(TM) technology will be used primarily to establish a viable process for the commercial manufacture of solar electric glass. This proprietary process will allow manufacturers to apply a film to glass, plastic and other materials, which is semi-transparent and photovoltaic. Because XsunX Power Glass(TM) film is semi-transparent, the general appearance of products manufactured using the XsunX process, which is in development, will either not, or be minimally, affected. When Power Glass(TM) is exposed to light, the light energy is converted into electrical energy for use as a power source.

Solar glazing technology may become a competitive alternative to non-energy producing coating, or glazing that simply controls solar heat or light without the added benefit of power production. In today's competitive glass industry we anticipate that Power Glass(TM) may become a source of competitive advantage for many glass manufacturers.

Applications for Solar Electric Glass and Glazings

Power Glass(TM) represents a new type of solar cell design that balances solar cell efficiencies and manufacturing costs with broad applications and uses. By balancing energy density, (or how much material is used to capture the sun's energy) with energy efficiency, (the amount of energy converted into electricity from the suns energy) along with product form factors (that cover large portions of buildings), we anticipate that the our process may, in many ways, provide more value and return than simply striving to improve efficiencies alone. In other words, the greatest efficiency gains and immediate benefits may lie in how and in which applications solar technologies are used and how these applications promote wide scale use and adoption.

Our management anticipates that allowing the production of solar electricity to become part of our environment as a natural use of space utilizing building materials integrated with PV technologies makes more sense in how we use our environments to draw the most from them. Power Glass(TM) has ubiquitous applications, including but not limited to:

      Large Buildings - Architectural Glass:

      XsunX glazing could be applied to the windows of large buildings, turning these structures into virtual power plants. Electrical power generated may be used to run building systems, thereby augmenting other power sources.

      Industrial and Public Facilities - Canopy, Skylight, Roof Structures & Green Houses:

      XsunX glazing could be integrated into the various transparent surfaces of large manufacturing and public facilities to supply a clean and renewable portion of electrical power. We believe that these types of products and applications will provide economic incentives for the wide scale adoption of the integrated use of Power Glass(TM) technologies. Our Power Glass(TM) film produced by licensees using the XsunX process could be supplied to building material manufacturers worldwide for development and use in numerous applications.

Business Development Model

Our management believes that the primary business development opportunity for our technology will be the makers and fabricators of glass and building components. We believe that the most achievable path for us involves licensing our process to companies with established manufacturing and distribution facilities servicing these markets.

We plan to offer non-exclusive licensing and generate a royalty on gross sales. By licensing the Power Glass(TM) technology to glass and building component manufacturers, rather than manufacturing it ourselves, we anticipate limiting future operating expenses through reduced capital expenditures in plant, property and equipment. As a result, we may realize additional earnings, which we may choose to retain for additional R&D, thereby continuously developing new technologies intended to produce sustainable competitive advantages.

Revenue and Distribution Model

Our management believes that virtually all of our revenues will come from the licensing of our proprietary Power Glass(TM) solar electric glazing technology. This is intended to be used by manufacturers of glass and building components that incorporate glass or transparent surfaces. We intend to offer non-exclusive licensing rights. In this manner, it is anticipated that glass manufacturers will incorporate the Power Glass(TM) technology into their manufacturing process as an "original equipment manufacturer" (OEM) and sell the finished product(s) to their consumers. Currently, we have no licenses or contracts with any manufacturer. The following are the areas and manufacturing sectors that we intend to focus on specifically:

o Nonresidential construction, primarily architectural glass manufactures for large edifices, such as office buildings, hospitals, schools, retail buildings, and industrial buildings;

o Industrial application manufactures for materials used in large glass enclosures, canopies, skylights, commercial green houses; and

o     Automotive glass manufactures for applications in vehicles.

There are no orders for sales at this time. We do not anticipate any orders, sales, or revenues in this calendar year.

Market

We believe that our Power Glass(TM) technology can be applied to the established glass industries. That is, semi-transparent photovoltaic glazing may enable solar energy-production to enter mainstream markets because it can readily become integral to the designs of buildings. Builders and manufacturers already use glass, plastic and other transparent materials, so they may be attracted to the economic or efficiency benefits of using the same materials to also produce electrical energy.

According to the US Department of Energy, the global photovoltaic industry reached $4.7 billion in worldwide sales in 2003 and is expected to grow at a rate in excess of 15-20% per year over the next several decades. Management believes the most compelling aspect to the solar electric opportunity is the size and scope of the present energy marketplace.

Three key attributes of this electricity source are fueling the world interest in photovoltaics "PV":

o Environment: PV is a clean, emission-free renewable electrical generation technology, with substantial potential and competitiveness in the world's future energy mix.

o Technology: PV is reliable, manufacturable, consumer-friendly, and can be deployed in a wide range of applications.

o National Interest: PV is critical to our energy security, strategic technology, and long-term economic growth. As a "distributed" generation source, this technology acts as a network--not a grid--and is much less susceptible to large-scale outages caused by disasters of natural or human origin. It mitigates our dependence on foreign energy supplies, while providing distinct benefits to our domestic economy.

We believe that solar energy production is intrinsically attractive both environmentally and economically. Sunlight is readily, regularly, and widely available; it is renewable; and it is easily accessible without the expense of mining, drilling, or constructing dams or other facilities. Tapping the sun directly for energy, rather than through the solar energy stored in fossil fuels, wood, or ethanol, makes economic sense

Proprietary Technology, Patents, and Trademarks

We have acquired, and exclusively own, the following three patents from the United States Patent and Trademark Office for use in the development and commercialization of Power Glass(TM):

o Transparent Solar Cell and Method of Fabrication - United States Patent Number 6,180,871 - granted on January 30, 2001. (Device)

o Transparent Solar Cell and Method of Fabrication - United States Patent Number 6,320,117 - granted on November 20, 2001. (Method of Fabrication)

o Transparent Solar Cell and Method of Fabrication - United States Patent Number 6,509,204 - granted on January 21, 2003. (Formed with a Schottky barrier diode and method of its manufacture)

In addition, we licensed the patent and technology portfolio of MVSystems in September 2004. The technologies licensed encompass both material and device sciences that we believe provides us with key aspects to the commercial viability of integrating electrical power generating properties on to modern architectural glass facades. Further, MVSystems, as a strategic partner, provides us with expertise in the design of manufacturing systems necessary for the commercialization of the Power Glass(TM) technology. The following are two of the patents licensed from MVSystems:

o Semiconductor Vacuum Deposition System And Method Having A Reel-To-Reel Substrate Cassette: US6, 258,408 B1: July 10th, 2001. (Method of Fabrication)

o US Provisional Patent Application serial number 60/536,151- three terminal and four terminal solar cells, solar cell panels, and method of manufacture. (Device and Method of Fabrication);

We intend to continue to develop additional processes, techniques, and device designs. These research and development efforts may provide us with additional proprietary technology that may lead to the filing of new provisional and patent applications.

We own the registered trademark "Power Glass(TM)" and Internet domain name PowerGlass.com since May 2004. We have not been issued registered trademarks for our "XsunX" trade name. We may file trademark and trade name applications with the United States Office of Patents and Trademarks for our existing and proposed trade names and trademarks. The terms of the agreement provided that the purchase price for the trademark and the domain name shall be: (i) $10,000.00 if paid within one year from the effective date of the agreement; (ii) the sum of $20,000.00 if paid after the conclusion of the first year but prior to the conclusion of the second year after the effective date; (iii) the sum of $35,000.00 if paid after the conclusion of the second year but prior to the conclusion of third year after the date of the agreement; or (iv) the sum of $50,000.00 if paid after the conclusion of the third year but prior to the conclusion of three years and six months after the effective date thereof. If payment is not made prior to the conclusion of that period, we must re-assign the trademark back to Western as set forth herein. As of the date hereof, we have not paid any amounts against the purchase of the trademark and domain name.

Competitive Conditions

Currently, we are not aware of other products that are substantially similar to ours, whether on the market or in development. However, larger existing firms may be developing competitive products and may have extensive capital for development work.

Overall the competitive conditions in the solar or photovoltaic systems market exist in two primary areas. These are in the development of new materials or components for the design of the solar cell structure and in the design of more efficient manufacturing processes. The competitive nature of these efforts is to either increase power production efficiencies or reduce overall manufacturing costs per watt of power produced.

Due to the economic benefits of achieving increased power production from cells, or the reduction of manufacturing costs, our management believes that many larger firms have incentives to develop new products and more efficient manufacturing techniques. These economic incentives may drive competition to produce products of a similar nature to those of XsunX. We may not be able to compete with larger, more established, and better-funded companies who choose to enter the markets that we are focused at serving.

Company Sponsored Research and Development

We have engaged in on going development of its technology for the purpose of commercializing our proprietary process for licensing to glass manufacturers. We have established a plan under which we are commercializing our Power Glass(TM) technology and developing new technology through research, development and commercialization processes with certain qualified facilities that specialize in the development of technology and manufacturing processes for the photovoltaics market.

In June 2004 we established a strategic relationship with Colorado based MVSystems, Inc., a company that designs, builds, and delivers state-of-the-art manufacturing tools designed specifically for the thin film semiconductor market. MVSystems is equipped with both the technical staff and tools necessary for the development and commercialization of our thin-film glazing process. The terms of the working relationship provide us with complete R&D facilities without mark-up for profit on the use of staff and equipment. The objective of this relationship was to maximize access to technical expertise and facilities infrastructure while minimizing capital expenditures necessary to replicate similar facilities in house.

We are currently further developing and optimizing our process for future commercial applications. Areas of current process development include:

o     Process development on thin-film sheet and rolled polymers and plastics;

o Characterize efficiency and transparency vs. thickness - curves for applications; and

o Engineer the integration of reel-to-reel and laser scribing process into manufacturing devices

Government Regulation

We are subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general.

Employees


As of September 30, 2005, we had one salaried employee. We anticipate that during the next 12 months our workforce is likely to increase to eight, with three of the new employees being in administrative and four in marketing and sales positions. In addition to the retention of these new employees, we expect to continue to use consultants, subcontract labor, attorneys and accountants as necessary, and may find a need to engage additional full-time employees as necessary.

Seasonality

We do not anticipate that our business will be substantially affected by seasonality.


                             DESCRIPTION OF PROPERTY

We currently lease administrative office facilities located at 65 Enterprise, Aliso Viejo CA 92656 for approximately $750 per month pursuant to a six month lease agreement and month to month thereafter.

                                LEGAL PROCEEDINGS

We are not currently party to any legal proceedings.

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth current information regarding our executive officers, senior managers and directors:

     Name                       Age       Positions

     Tom Djokovich.........     48        President, Chief Executive Officer,
                                          Chief Financial Officer and Director
     Brian Altounian.......     42        Secretary, Director
     Thomas Anderson.......     40        Director

Mr. Djokovich has been our Chief Executive Officer, President Chief Financial Officer and a director since September 2003. From 2002 to September 2003, he provided corporate consulting services as an independent consultant. He was the founder and served from 1995 to 2002 as the Chief Executive Officer of Accesspoint Corporation, a vertically integrated provider of electronic transaction processing and e-business solutions for merchants. Under Mr. Djokovich's guidance, Accesspoint became a member of the Visa/MasterCard association, the national check processing association NACHA, and developed one of the payment industry's most diverse set of network based transaction processing, business management and CRM systems for both Internet and conventional points of sale. Prior to Accesspoint, Mr. Djokovich founded TMD Construction and Development in 1979. TMD provided management for multimillion-dollar projects incorporating at times hundreds of employees, subcontractors and international material acquisitions for commercial, industrial and custom residential construction services as a licensed building firm in California. In 1995 Mr. Djokovich developed an early Internet based business-to-business ordering system for the construction industry. Mr. Djokovich also currently serves as a Director and Chairman of the Audit Committee for Roaming Messenger, Inc., a publicly reporting company that provides a breakthrough software solution for delivering real-time actionable information for Homeland Security, emergency response, military and enterprise applications.

Brian Altounian has been our Secretary and a director since September 2003. He currently serves as Chief Operating Officer of Platinum Studios, LLC. Platinum Studios is an entertainment company that controls the world's largest independent library of comic book characters, which it adapts and produces for film, television and all other media. From May 2003 to June 2005, he served as a Consultant to BKA Consulting Services, located in Culver City, California. From January, 2000 to May, 2003, he served as Executive Vice President of Plyent, Inc., a provider of a proprietary software solution that allows dynamic wireless Web access by Web enabled wireless thin clients, such as cell phones and personal digital assistants (PDAs). Form January, 1998 to December, 1999, Mr. Altounian served as the Vice President of Finance for Lynch Entertainment, a producer of family television series' for the Nickelodeon and Disney Channels. Prior to joining Lynch Entertainment, Mr. Altounian held key management positions at numerous entertainment companies including Director of Finance and Administration at Time Warner Interactive (June 1995 - May, 1996) ; Finance Manager for National Geographic Television (June, 1993 - June 1995); and Manager of Business Services for WQED, the nation's first community-owned public television station (May, 1989 - June, 1993). From May, 1996 through December, 1997, he also founded his own consulting company, BKA Enterprises, a firm that supported and advised entertainment and multimedia companies in the areas of financial and business management. Mr. Altounian holds an undergraduate degree from UCLA (BA Psychology, 1987) and an MBA from Pepperdine University (1992). Mr. Altounian also currently serves as a Director for both Cereplast, Inc. and Machine Talker, Inc.

Thomas Anderson has been a director since October, 2003. During much of the last ten years he has been working as a geologist in the environmental consulting field. His primary focus has been stratigraphic, hydrogeologic, and geochemical characterization, and remediation of hazardous waste sites. Mr. Anderson completed an M.S. in Environmental Science and Engineering at the Colorado School of Mines in 1998. Since 1998, he has provided consulting services to the Department of Energy and Department of Defense for complex problems encountered during characterization and remediation of radioactive and hazardous waste sites. He has been a Senior Environmental Scientist at Concurrent Technologies Corp. from November 2000 to date. From March 2000 to November 2000 he was employed as a hydrologist at Stone & Webster Engineering, Inc. From January 1 to present, he has served as Senior Scientist of Environmental Engineering at Apogen Technologies in Los Alamos, New Mexico. . From November 2000 to January 2005, he has served as Senior Scientist of Environmental Engineering at Concurrent Technologies in Denver, Colorado. From July 1998 to March 2000 he was employed by advanced Integrated Management Services as an Environmental Scientist/Engineer. From 1997 to 1998 he was a research assistant at Colorado School of Mines in Graduate Program/Environmental Science.

Board Committees

We do not currently have any board committees.

Advisory Board

In September 2004, we established a Scientific Advisory Board to attract qualified specialists from the fields of material and device engineering, and, industry specialists representing expertise in manufacturing, design, certification and applications associated with glass, plastics and building materials. It is anticipated that panel members will be engaged for a period of two years. The advisory board retained a chairman, Dr. Arun Madan to lead the panel, advise the development process and recommend additional candidates for inclusion on the panel.

Effective September 17, 2004 our Board of Directors unanimously approved the appointment of Dr. Arun Madan to chair the advisory board under the terms of a 5-year consulting agreement. As compensation for services rendered under the terms of the agreement Dr. Madan was granted a Consulting and Advisory Warrant for the purchase of up to 1,000,000 shares with an exercise price of $0.15 per share, subject to the following vesting provisions:

      o 25,000 Shares per month during the first twenty- four months (24) of his engagement as a consultant;

      o 150,000 shares upon the satisfactory completion of the development of a semi-transparent thin film silicon solar cell module, and other technology ;

      o 250,000 shares upon the sale and/or licensure of one of our processes.

In addition, our Board of Directors has unanimously approved the appointment of three additional scientists to our advisory board under the terms of 2-year consulting agreements. They are Dr. Arokia Nathan on February 1, 2005, Dr. Richard Rocheleau on February 1, 2005, and Dr. John Moore on March 8, 2005. As compensation for services the above advisory board members were each granted Consulting and Advisory Warrants for the purchase of up to 250,000 shares with an exercise price of $0.20 per share. For of these persons, warrants to purchase 50,000 vested immediately Thereafter, the warrant to purchase 25,000 shares become exercisable at each calendar quarter during the term of engagement .

Biographical Information Dr. Arun Madan

Dr. Madan is a Research Professor in the Department of Metallurgical and Materials Engineering at The Colorado School of Mines, President of MVSystems Inc. and an adjunct professor at The University of Waterloo, Canada. He became one of the originators of Amorphous Silicon technologies in 1970 and fabricated the first TFT (thin film transistor) as part of his Ph.D thesis. With over 30 years of leading edge scientific accomplishments he has published well over one hundred scientific papers, published a textbook now in use at several universities and holds fourteen patents on thin film semiconductor technology as well as advanced vacuum semiconductor deposition systems. In addition to his recognized leadership in the fields of thin film semiconductors and solar cells, he is the founder of two firms, Glasstech Solar Inc. in 1985 and MVSystems, Inc. in 1989. As founder of these firms he has gained over twenty years of international business, marketing and management experience successfully establishing technology sales exceeding $150 million dollars. Leveraging his extensive scientific, business and leadership capabilities he has led teams of scientists/engineers in multi-disciplinary programs providing contract research and development work for a multitude of domestic and international agencies and firms including the National Renewable Energy Laboratory (USA), BP-Solar (USA), Shell (The Netherlands), Kovio (USA), Zettacore (USA), QinetiQ (UK), ENEA (Italy) and Pacific Solar (Australia) etc. Dr Madan received his Ph.D. - Physics from the University of Dundee, Scotland.

Biographical Information Dr. John Moore

Dr. John J. Moore is a Materials Scientist who holds the position of Trustees' Professor and Head of Department of Metallurgical and Materials Engineering at the Colorado School of Mines. Dr. Moore is also Director of the interdisciplinary graduate program in Materials Science and Director of the Advanced Coatings and Surface Engineering Laboratory, ACSEL, at the Colorado School of Mines in Golden. Dr. Moore established the Advanced Coatings and Surface Engineering Laboratory (ACSEL) at the Colorado School of Mines in 1994. The main objective of ACSEL is to perform fundamental research in advanced PVD and CVD systems that will aid the U.S. thin films, coatings and surface engineering industry. ACSEL is a national and international leader in research on advanced coatings, surface engineering and thin film processing. Dr. Moore was awarded a B.Sc. in Materials Science and Engineering from the University of Surrey, UK, in 1966, a Ph.D. in Industrial Metallurgy from the University of Birmingham, UK, in 1969, and a D.Eng. from the School of Materials of the University of Birmingham, UK, in 1996.

Biographical Information Dr. Arokia Nathan

Arokia Nathan (SM) is a Professor in Electrical and Computer Engineering, University of Waterloo, and holds the Canada Research Chair in Nanoscale Elastic Circuits. He is also the chief technology officer of Ignis Innovation Inc., Waterloo, Canada, a company he founded to commercialize technology on thin film silicon backplanes and driving algorithms for active matrix organic light emitting diode displays. Dr. Nathan has extensive experience in device physics and modeling, and materials processing and integration. He has published extensively in the field of sensor technology and CAD, and thin film transistor electronics, and has over 15 patents filed/awarded. He is a co-author of two books, Microtransducer CAD and CCD Image Sensors in Deep-Ultraviolet. He is a Senior Member of the IEEE and a member of the American Physical Society, Electrochemical Society, Materials Research Society, Society for Information Displays, International Society for Optical Engineering, and the Institute of Electrical Engineers (UK). He chairs the 2005 IEEE Lasers and Electro-Optics Society Technical Committee on Displays and the Displays Sub-Committee in both 2004 and 2005. He serves as co-chair of the Fall 2005 Materials Research Society Symposium M: Flexible and Printed Electronics, Photonics, and Biomaterials, and is currently a Guest Editor for a Special Issue on Flexible Electronics Technology in IEEE Proceedings. He received his PhD in Electrical Engineering from the University of Alberta, Edmonton, Alberta, Canada, in 1988.

Biographical Information Dr. Richard Rocheleau

Dr. Rocheleau is the director of the Hawaii Natural Energy Institute (HNEI) of the University of Hawaii designated as a US Department of Energy Center of Excellence. At HNEI Dr. Rocheleau has established the HNEI Thin Films Laboratory and developed a research program focused on thin film photovoltaics and renewable hydrogen production having near-term applications in both the commercial and military sectors. Dr. Rocheleau also serves as the PI of several programs including the Hawaii Energy and Environmental Technology Initiative; and the Hawaii Hydrogen Center for the Development and Deployment of Distributed Energy Systems. He is the author of over 30 publications in peer reviewed journals and over 20 conference proceedings in the areas of photovoltaics, photo electrochemical hydrogen production, and thin-film electronic materials. Dr. Rocheleau also holds six patents and three patent disclosures. Leveraging his extensive scientific and leadership capabilities he has led teams of scientists/engineers in multi-disciplinary programs providing contract research and development of PV and semiconductor manufacturing processes for a number of domestic and international firms including, Chronar Corporation, Solarex, First Solar, Trex Enterprises, and Global Solar Inc. Dr. Rocheleau received his BChE and PhD (1980) in Chemical Engineering from the University of Delaware and a M.S. in Ocean Engineering (1977) from the University of Hawaii.

                             EXECUTIVE COMPENSATION

The following summary compensation table sets forth certain information concerning compensation paid to our Chief Executive Officer, Tom Djokovich. He was the only person who received any compensation during the periods indicated.

                                            Annual Compensation*
Name and Principal     Year        Salary          Bonus       Other Annual
Position                             ($)            ($)        Compensation
                                                                    ($)
Tom Djokovich(1)       2004     $130,000            -0-
President, Chief       2003          -0-            -0-             -0-
Financial Officer      2002          -0-            -0-             -0-


-----------------
* In accordance with the rules and regulations of the Securities and Exchange Commission, this table omits columns pertaining to compensation that was not awarded.


(1) As of January 2005, we have agreed to pay Mr. Djokovich $2,885 per week for services provided as Chief Executive Officer up to and until we determine executive compensation pursuant to an employment agreement as determined by the Board. If necessitated by our financial condition, Mr. Djokovich has agreed to the deferment of his monthly salary up to and until such time that we obtain the funds to pay these amounts. In the year ended September 30, 2004 Mr. Djokovich agreed to the deferment of $65,000 dollars of his salary until such time that we have the funds to pay him. As of July 28, 2005 the remaining balance of unpaid deferred salary due Mr. Djokovich was $35,192.28.


Employment Agreements

We do not have any employment agreements with our executive officers to date. We may enter into employment agreements in the future.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the OTC Bulletin Board under the symbol "XSNX.OB." The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

                 Year Ended September 30, 2005           High           Low
                                                         ----           ---


    First Quarter ended December 31, 2004                $ .51          $ .33
    Second Quarter ended March 31, 2005                  $ .23          $ .08
    Third Quarter ended June 30, 2005                    $ .21          $ .08
    Fourth Quarter ended September 30, 2005              $ .28          $ .13


                 Year Ended September 30, 2004           High           Low
                                                         ----           ---

    First Quarter ended December 31, 2003                $2.00          $.51
    Second Quarter ended March 31, 2004                  $1.25          $.25
    Third Quarter ended June 30, 2004                    $1.01          $.34
    Fourth Quarter ended September 30, 2004              $ .75          $.30

                 Year Ended September 30, 2003           High           Low
                                                         ----           ---

    First Quarter ended December 31, 2002                $.017          $.005
    Second Quarter ended March 31, 2003                  $.012          $.007
    Third Quarter ended March 31, 2003                   $.025          $.01
    Fourth Quarter ended June 30, 2003                   $.07           $.007

Number of Stockholders


As of September 30, 2005, there were approximately 536 holders of record of our common stock.


Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table indicates beneficial ownership of our common stock as of October 6, 2005 by each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock; each of our executive officers and directors; and all of our executive officers and directors as a group. Unless otherwise indicated, the address of each beneficial owner listed below is c/o XsunX, Inc., 65 Enterprise, Aliso Viejo, California 92656.


                                                                                               Percentage of Shares
                      Name of Beneficial Owner                      Number of Shares          Beneficially Owned (1)
                      ------------------------                      ----------------          ------------------
            Tom Djokovich (2)                                           17,903,000                    14.45%
            Brian Altounian                                              3,650,000                     2.95%
            Thomas Anderson                                                 56,925                     *


            Djokovich Limited Partnership                               16,978,000                    13.7%


       All Directors and Executive Officers as a group (3               21,609,925                    17.69%
       persons)

     ---------------------------
     * less than 1%


(1) Applicable percentage ownership is based on 123,854,733 shares of common stock outstanding as of October 6, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of October 6, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 16,978,000 shares owned by the Djokovich Limited Partnership. Mr. Djokovich shares voting and dispositive powerwith respect to these shares.

                              SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders.


                                    Shares Beneficially Owned    Shares to be Acquired Under the   Shares Beneficially Owned After
                                        Prior to Offering          Standby Equity Distribution             the Offering(2)
                                                                            Agreement
Selling Stockholder                    Number      Percent(1)        Number          Percent(1)         Number         Percent(1)
-------------------                    ------      ----------        ------          ----------         ------         ----------
Cornell Capital Partners LP. (3)    18,919,031(3)    13.30%        70,000,000          36.11%            -0-               --

Newbridge Securities, Inc.              65,232        *

Total                               18,984,363                     70,000,000                            -0-               -0-


----------------
*   less than 1%.


(1) Applicable percentage ownership is based on 123,854,733 shares of common stock outstanding as of October 6, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of October 6, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are set forth solely to indicate the percentage of total issued and outstanding shares that may be sold by the selling shareholders. However, under the Standby Equity Distribution Agreement, Cornell's ownership of our common stock is limited to 9.9%.

(2) Assumes that all securities registered will be sold and that all shares of common stock underlying the Standby Equity Distribution Agreement will be issued.

(3) Includes up to 10,000,000 shares issuable upon conversion of secured convertible debentures and 6,375,000 shares issuable upon exercise of warrants.

The following information contains a description of each selling stockholder's relationship to us and how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship with us, except as follows:

Cornell Capital Partners. L.P. Cornell Capital Partners is the investor under the Equity Distribution Agreement. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with us. Those transactions are explained below under "Standby Equity Distribution Agreement". Cornell Capital Partners is an "underwriter" with respect to the sale of common stock under the Equity Distribution Agreement.

Newbridge Securities, Inc. On July 14, 2005, we entered into a Placement Agent Agreement with Newbridge, a registered broker-dealer. Pursuant to the Placement Agent Agreement, we paid Newbridge Securities Corporation a one-time placement agent fee of 65,232 shares of our common stock, equal to approximately $10,000 based on our then stock price. Newbridge is a registered full service securities broker-dealer and investment banking provider. Newbridge acted as our exclusive placement agent in which capacity they reviewed the terms of the Equity Distribution Agreement to ensure that it conforms to industry standards. Guy Amico, the President of Newbridge, makes the investment decisions on behalf of Newbridge. We considered the fact that Newbridge Securities appears to act as placement agent in many of the equity lines funded by Cornell Capital and that this on-going relationship could impact its ability to represent your interests. Nevertheless, we concluded that Newbridge is independent of and has no existing contractual or other arrangement with Cornell Capital.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

We entered into the Equity Distribution Agreement with Cornell Capital Partners only after reviewing all other alternative financing methods. Specifically, we sought out entities that had invested in the Company previously in private placements and transactions that were exempt from registration under Regulation
S. We concluded that the Equity Distribution Agreement best met our needs given that it allows us to sell shares of common stock only when we need the funds. Further, we concluded that the cost of raising the funds (including the nine percent underwriting discount and all other costs) was comparable to other available financing transactions.

Accordingly, on July 14, 2005, we entered into the Equity Distribution Agreement with Cornell Capital. Under the Equity Distribution Agreement, we may issue and sell to Cornell Capital common stock for a total purchase price of up to $10,000,000. The purchase price for our shares is equal to 96% of the lowest closing bid price of the common stock during the five trading days following the date we deliver a notice of our intent to sell. Cornell Capital will also be paid a fee equal to 5% of each advance, which will be retained by Cornell Capital from each advance. As a result, Cornell Capital will purchase shares of our common stock at a discount of approximately nine percent to our then current market price, which nine percent discount will be an underwriting discount.

The amount of each cash advance under the Equity Distribution Agreement is subject to a maximum advance amount of $250,000, with no cash advance occurring within five (5) trading days of a prior advance. After providing notice of our intent to sell shares of common stock, we and Cornell Capital will escrow the stock and purchase price . Upon receipt of joint written direction from Cornell Capital Partners and us, the escrow agent will release the stock to Cornell Capital and the purchase price to us, after remitting the five percent retainage of the purchase price to Cornell Capital.

The Equity Distribution Agreement provides that upon delivery of a notice to Cornell Capital Partners that we intend to sell shares of our common stock, we are irrevocably bound to sell shares to Cornell Capital and Cornell Capital is irrevocably bound to purchase such shares. The Equity Distribution Agreement further provides that Cornell Capital may sell the shares it will receive from us prior to the date it receives those shares. These sales may cause the price of our common stock to decline, thereby decreasing the purchase price payable by Cornell Capital. Since the purchase price will not be established until after the fifth trading day after we provides our notice, Cornell Capital will not know the precise number of shares it will purchase but it will be able to make an informed estimate based upon recent market prices. Cornell Capital has otherwise agreed that neither it nor its affiliates will engage in any short sales (i.e., sales of stock when the seller does not yet own the shares sold) or other hedging transactions with respect to our common stock.

The Equity Distribution Agreement provides that we may not sell shares or our common stock to Cornell Capital if such sale would cause the aggregate number of shares of our common stock owned by Cornell Capital Partners to exceed nine and 9.9% of the then outstanding number of shares of our common stock. As of September 14, 2005, we had 123,854,733 shares outstanding. Therefore, Cornell Capital could not own in excess of 12,261,618 shares. We will be unable to sell additional shares of our common stock if Cornell Capital is unable to reduce its holdings so as to remain below the 9.9% threshold.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Distribution Agreement. The purchase price of the shares will fluctuate based on changes in the market price. There is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Distribution Agreement. As our stock price declines, we will be required to issue a greater number of shares under the Equity Distribution Agreement.

All fees and expenses under the Equity Distribution Agreement will be borne by us. In connection with the Equity Distribution Agreement, on July 14, 2005, Cornell Capital Partners received 2,544,031 shares of our common stock as a one-time commitment fee. In addition, we issued 65,232 shares of common stock to Newbridge Securities, Inc. as compensation for its services as a placement agent in connection with the Equity Distribution Agreement. We paid Cornell Capital a due diligence fee of $5,000. We also paid Yorkville, the investment manager for Cornell Capital Partners, a structuring fee of $15,000 and have agreed to pay Yorkville an additional structuring fee of $500 on each sale of our common stock under the Equity Distribution Agreement. The structuring fees are to offset administrative costs in each stock purchase transaction.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Pledge by Officers

In July 2005, Tom Djokovich, our Chief Executive Officer, deposited into escrow 925,000 shares of common stock owned by him. These shares are additional security for our obligations under the $850,000 principal amount secured convertible debentures that were issued to Cornell Capital Partners LP. Mr. Djokovich received no compensation for this transaction.

Issuance of Shares

On September 30, 2003, we issued 20,800,000 shares of common stock to Brian Altounian immediately prior to becoming one our directors. These shares were issued for corporate development services rendered to Xoptix, Inc. pursuant to a Corporate Services Development Agreement dated May 1st, 2003 and were valued at a price of $.004 per share for a total valuation of $83,200. As described under Business--Company History, we entered into a Plan of Reorganization and Asset Purchase Agreement with Xoptics, Inc. in September 2003.

                            DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to our Report on 10-KSB for the fiscal year ended September 30, 2004. Our authorized capital stock consists of 500,000,000 shares of common stock, no par value, and 50,000,000 shares of preferred stock $0.01 par value per share. As of August12, 2005, there are 123,854,733 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 50,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Warrants

As of August 12, 2005, we had the following warrants outstanding:


Currently exercisable warrants to purchase 4,250,000 shares of common stock at $0.20 that expire in July 2010. Shares issuable upon exrcise of these warrants are included in the registration statement of which this prospectus forms a part.

Currently exercisable warrants to purchase 2,125,000 shares of common stock at $0.15 that expire in July 2010. Shares issuable upon exrcise of these warrants are included in the registration statement of which this prospectus forms a part;

Currently exercisable Warrants to purchase 6,000,000 shares of common stock at $0.15 that expire in September 2009;

Warrants to purchase 1,000,000 shares of common stock at $0.15 that expire in September 2009, of which 250,000 warrants are currently exercisable;

Warrants to purchase 1,000,000 shares of common stock at $0.15 that expire in September 2007, of which 500,000 warrants are immediately exercisable;

Warrants to purchase 250,000 shares of common stock at $0.20 that expire in February 2008, of which 100,000 warrants are immediately exercisable;;

Warrants to purchase 250,000 shares of common stock at $0.20 that expire in February 2008, of which 100,000 warrants are immediately exercisable; Warrants to purchase 250,000 shares of common stock at $0.20 that expire in March 2008, of which 100,000 warrants are immediately exercisable;


Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mountain Share Transfer, located at 1625 Abilene Drive, Broomfield, Colorado 80020.

                              PLAN OF DISTRIBUTION


The selling stockholder, or its pledgees, donees, transferees, or any of its successors in interest selling shares received from the named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. If the shares are transferred by a selling shareholder to any successor in interest, we will file a prospectus supplement to name such successor. The selling stockholder may sell the common stock by one or more of the following methods, without limitation:


      o Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

      o Ordinary brokerage transactions and transactions in which the broker solicits purchases;

      o     Privately negotiated transactions;

      o     In connection with short sales of company shares;

      o Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

      o     By pledge to secure debts of other obligations;

      o In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

      o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

      o     In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.


The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. Sales made under Rule 144 are subject, among other things, to the volume limitations under that rule. Specifically, the number shares sold in any 90-day period may not exceed the greater of 1% of the number of shares outstanding or the average weekly trading volume of the shares during the four weeks preceding the date of sale. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.


From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.


The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. Cornell Capital Partners LP is an "underwriter' as defined under the Securities Act with respect to the sale of the shares of common stock issuable under the Standby Equity Distribution Agreement. Cornell Capital Partners will be paid a fee equal to 5% of each advance, which will be retained by Cornell Capital Partners from each advance. As a result, Cornell Capital Partners will purchase shares of our common stock at a total discount of approximately 9% (taking into account the discount from the market price at which the shares will be purchased by Cornell) to our then current market price, which 9% discount will be an underwriting discount.


A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against specified liabilities.

The issued and outsanding common stock, as well as the common stock to be issued offered by this prospectus was originally, or will be, issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Standby Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to request an advance under the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding, we could be forced to curtail or cease our operations.

                                  LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

The September 30, 2004 financial statements included in the Prospectus have been audited by Michael Johnson & Co., LLC., a limited liability company of certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under Section 7-109-102 of the Colorado Business Corporations Act (the "Colorado Act") a corporation may indemnify a person made a party to a proceeding because the person is or was a director, against liability incurred in the proceeding. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Indemnification is only possible under this section 7-109-102, however, if: (a) the person conducted him/herself in good faith; and (b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

It should be noted, however, that under Section 7-109-102(4), a corporation may not indemnify a director: (i) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation; or (ii) in connection with any other proceeding in which a director is adjudged liable on the basis that he or she derived improper personal benefit.

Under Section 7-109-103 a director is entitled to mandatory indemnification, when he/she is wholly successful in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred in connection to the proceeding.

Under Section 7-109-105, unless restricted by a corporation's Articles of Incorporation, a director who is or was a party to a proceeding may apply for indemnification to a court of competent jurisdiction. The court, upon receipt of the application, may order indemnification after giving any notice the court considers necessary. The court, however, is limited to awarding the reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

Under Section 7-109-107, unless restricted by the corporation's Articles of Incorporation, an officer of a corporation is also entitled to mandatory indemnification and to apply for court-ordered indemnification to the same extent as a director.

A corporation may also indemnify an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

Under Section 7-109-108 a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation against liability asserted against or incurred by the person in that capacity, whether or not the corporation would have the power to indemnify such person against the same liability under other sections of the Colorado Act.

Our officers and directors are accountable to our shareholders as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on behalf of himself and all other similarly situated shareholders to recover damages where we have failed or refused to observe the law. Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in us due to a breach of a fiduciary duty by one of our officers or directors in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from us. We and our affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional acts.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have no agreements with any of its directors or executive officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors.

At present, there is no pending litigation or proceeding involving a director or executive officers as to which indemnification is being sought.

                       INDEX TO XSUNX FINANCIAL STATEMENTS

                                                                           Page
Financial Statements (Audited)

   Report of Independent Registered Public Accounting Firm                 F-2

   XsunX Balance Sheets as of December 31, 2004 and 2003                   F-3

   XsunX Statements of Operations for the Years Ended
   December 31, 2004 and 2003                                              F-4

   XsunX Statements of Cash Flows for the Years ended
   December 31, 2004 and 2003                                              F-5

   XsunX Statements of Changes in Stockholders' Equity for the Years
   Ended December 31, 2004 and 2003                                        F-6

Notes to XsunX Financial Statements                                        F-9

Financial Statements (Unaudited)

   XsunX Balance Sheets as of June 30, 2005 (unaudited)
   and September 30, 2004                                                  F-13

   XsunX Statements of Operations for the three months and nine months ended June 30, 2005 and 2004 (unaudited) and the period February 25,
   1997 (inception) to June 30, 2005                                       F-14

   XsunX Statements of Cash Flows for the nine months ended
   June 30, 2005 and 2004 (unaudited) and the period February 27, 1997
   (inception) to June 30, 2005                                            F-15

   XsunX Statements of Stockholders Equity for the period February 25,
   1997 (inception) to June 30, 2005 (unaudited)                           F-16

Notes to XsunX Financial Statements (unaudited)                            F-18

                           Michael Johnson & Co., LLC.
                             9175 Kenyon Ave., #100
                                Denver, CO 80237
                                  303-796-0099
                               303-796-0137 - Fax

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
XSUNX, INC.
Aliso Viejo, CA

We have audited the accompanying balance sheets of XSUNX, Inc., (formerly Sun River Mining, Inc). (A Development Stage Company) as of September 30, 2004 and 2003, and the related statements of operations, cash flows, and stockholders' equity for the years ended September 30, 2004 and 2003 and for the period from February 25, 1997 (inception) to September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits "in accordance with the standards of the Public Company Accounting Oversight Board (United States)" as outlined in PCAOB Auditing Standard No. 1. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XSUNX, INC., (formerly Sun River Mining, Inc.) at September 30, 2004 and 2003 and the results of their operations and their cash flows for the years ended September 30, 2004 and 2003 and for the period from February 25, 1997 (inception) to September 30, 2004 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, conditions exist which raise substantial doubt about the Company's ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                               /s/ Michael Johnson & Co., LLC
                               Michael Johnson & Co., LLC
                               Denver, Colorado
                               February 24, 2005
                               May 5, 2005

                                   XSUNX, INC.
                        (Formerly Sun River Mining, Inc.)
                          (A Development Stage Company)
                                 Balance Sheets
                                  September 30,
                                   (Restated)

                                                                            2004          2003
                                                                        -----------    -----------
ASSETS:
Current assets:
   Cash                                                                 $    37,344    $     2,346
   Prepaid Expense                                                           20,000             --
                                                                        -----------    -----------

      Total current assets                                                   57,344          2,346
                                                                        -----------    -----------

Fixed Assets:
   Office Equipment                                                           2,270             --
                                                                        -----------    -----------

      Total Fixed Assets                                                      2,270             --
                                                                        -----------    -----------

Other Assets:
   Patents                                                                   10,000              3
   Deposits                                                                   2,500             --
                                                                        -----------    -----------

      Total other assets                                                     12,500              3
                                                                        -----------    -----------

TOTAL ASSETS                                                            $    72,114    $     2,349
                                                                        ===========    ===========


LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Accounts Payable                                                     $    89,030    $        --
   Accrued Expenses                                                           5,908             --
   Note Payable - Stockholder                                                 1,225             --
                                                                        -----------    -----------

      Total current liabilities                                              96,163             --
                                                                        -----------    -----------

Stockholders' equity:
Preferred Stock, par value $0.01 per share; 50,000,000
shares authorized; no shares issued and outstanding                              --             --
Common Stock, no par value; 500,000,000 shares authorized;
   114,036,102 shares issued and outstanding in 2004, and 111,298,148     3,104,396      2,821,726
   shares issued and outstanding in 2003
Common Stock Warrants                                                     1,200,000             --
Deficit accumulated during the development stage                         (4,328,445)    (2,819,377)
                                                                        -----------    -----------

       Total stockholders' deficit                                          (24,049)         2,349
                                                                        -----------    -----------

TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                                                 $    72,114    $     2,349
                                                                        ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                   XSUNX, INC.
                        (Formerly Sun River Mining, Inc.)
                          (A Development Stage Company)
                            Statements of Operations
                                   (Restated)

                                                     Year Ended               February 25, 1997
                                                    September 30,              (Inception) to
                                        ---------------------------------       September 30,
                                             2004               2003                2004
                                        -------------       -------------       -------------
Revenue                                 $          --       $          --       $          --

Expenses:
   Abandoned Equipment                             --                  --                 808
   Bank Charges                                   401                  45               2,113
   Consulting                                  19,900             125,200           1,024,039
   Depreciation                                    --                  --               3,178
   Directors' Fees                                 --                  --              11,983
   Due Dilgence                                    --                  --              45,832
   Equipment Rental                                --                  --               1,733
   Impairment loss                                 --                  --             923,834
   Legal and Accounting                        27,203              18,320             188,360
   Licenses & Fees                                190                  --               6,410
   Meals & Entertainment                           --                  --               4,119
   Office Expenses                              5,218                  --              19,199
   Salaries                                   119,336                  --             500,086
   Postage                                         --                  --               3,217
   Printing                                        --                  --               5,580
   Public Relations                             6,640                  --             110,966
   Rent                                         8,905                  --              16,963
   Research & Development                     129,493             129,493
   Taxes                                           --                  --               4,657
   Telephone                                    4,270                  --              34,815
   Transfer Agent Expense                       2,997               2,325              16,325
   Travel                                       3,640                  --              62,933
   Warrant Option Expense (Note 6)          1,200,000                  --           1,200,000
                                        -------------       -------------       -------------

Total Expenses                              1,528,193             145,890           4,316,643
                                        -------------       -------------       -------------
Other Income and Expense
   Interest Expense                               251                  --              71,597
   Interest Income                                 --                 (22)                (22)
   Forgiveness of Debt                        (19,376)                 --             (59,773)
                                        -------------       -------------       -------------

Net Loss                                $  (1,509,068)      $    (145,868)      $  (4,328,445)
                                        =============       =============       =============

Per Share Information:

   Weighted average number of
     common shares outstanding            114,036,102         111,298,148
                                        -------------       -------------

Net Loss per Common Share               $       (0.01)                (*)
                                        =============       =============

* Less than $.01

   The accompanying notes are an integral part of these financial statements.

                                   XSUNX, INC.
                        (Formerly Sun River Mining, Inc.)
                          (A Development Stage Company)
                            Statements of Cash Flows

                                (Indirect Method)
                                   (Restated)

                                                                Year Ended              February 25, 1997
                                                               September 30,              (Inception) to
                                                      -----------------------------       September 30,
                                                         2004              2003               2004
                                                      -----------       -----------       -----------
Cash Flows from Operating Activities:

Net Loss                                              $(1,509,068)      $  (145,868)      $(4,328,445)

   Issuance of Common Stock for Services                       --           336,970         1,237,557
Adjustments to reconcile net loss to net
   net cash used in operations
   (Increase) in Deposits                                 (22,500)               --           (22,500)
   Increase (Decrease) in Accounts Payable                 89,030          (199,616)           89,030
   Increase (Decrease) in Accrued Liabilities               5,908           (18,858)            5,908
                                                      -----------       -----------       -----------

Net Cash Flows Used by Operations                        (236,630)          (27,372)       (3,018,450)
                                                      -----------       -----------       -----------

Cash Flows from Investing Activities:
   Purchae of Equipment                                    (2,270)               --            (2,270)
   Purchase of Intangible Assets                           (9,997)               (3)          (10,000)
                                                      -----------       -----------       -----------

   Net cash used by investing activities                  (12,267)               (3)          (12,270)
                                                      -----------       -----------       -----------

Cash Flows from Financing Activities:
   Proceeds from Notes payable                              1,225                --             1,225
   Payments on Notes payable                                   --          (195,729)               --
   Issuance of Coomon Stock Warrants                    1,200,000                --         1,200,000
   Issuance of Common Stock                               282,670           225,450         1,866,839
                                                      -----------       -----------       -----------

Net Cash Flows Provided by Financing Activities         1,483,895            29,721         3,068,064
                                                      -----------       -----------       -----------

Net Increase (Decrease) in Cash                            34,998             2,346            37,344
                                                      -----------       -----------       -----------

Cash at Beginning of Period                                 2,346                --                --
                                                      -----------       -----------       -----------

Cash at End of Period                                 $    37,344       $     2,346       $    37,344
                                                      ===========       ===========       ===========

Supplemental Disclosure of Cash Flow Information
   Cash paid for Interest                             $        --       $        --       $    71,346
                                                      ===========       ===========       ===========
   Cash paid for income taxes                         $        --       $        --       $        --
                                                      ===========       ===========       ===========

NON-CASH TRANSACTIONS
   Stock issued for compensation                      $        --       $   336,970       $ 1,237,557
                                                      ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                                   XSUNX, INC.
                        (Formerly Sun River Mining, Inc.)
                          (A Development Stage Company)
                         Stockholders' Equity (Deficit)
                               September 30, 2004
                                    Restated

                                                                                    Deficit
                                                                                   Accumulated
                                                Common Stock            Common      During
                                          -------------------------     Stock     Development
                                          # of Shares     Amount       Warrants      Stage        Totals
                                          -----------   -----------   ----------  -----------   -----------
Inception February 25, 1997                        --   $        --   $       --  $        --   $        --

Issuance of stock for cash 3/97                 5,000           100           --           --           100
Issuance of stock for cash 3/97                 5,590       111,800           --           --       111,800
Issuance of stock to Founders 3/97             14,110            --           --           --            --
Issuance of stock for Consolidation 4/97      445,000       312,106           --           --       312,106
Issuance of stock for cash 8/97                 2,900        58,000           --           --        58,000
Issuance of stock for cash 9/97                 2,390        47,800                        --        47,800
Net Loss for year                                  --            --           --     (193,973)     (193,973)
                                          -----------   -----------   ----------  -----------   -----------
Balance - September 30, 1997                  474,990       529,806           --     (193,973)      335,833
                                          -----------   -----------   ----------  -----------   -----------

Issuance of stock for services 11/97            1,500        30,000           --           --        30,000
Issuance of stock for cash 9/98                50,000       200,000           --           --       200,000
Consolidation stock cancelled 9/98            (60,000)      (50,000)          --           --       (50,000)
Issuance of stock for cash 9/98                   200         4,000           --           --         4,000
Net Loss for year                                  --            --           --     (799,451)     (799,451)
                                          -----------   -----------   ----------  -----------   -----------
Balance - September 30, 1998                  466,690       713,806           --     (993,424)     (279,618)
                                          -----------   -----------   ----------  -----------   -----------

Issuance of stock for cash 10/98               21,233       159,367           --           --       159,367
Issuance of stock for services 1/99            40,000        40,000           --           --        40,000
Issuance of stock for cash 1/99                37,500       296,125           --           --       296,125
Issuance of stock for services 1/99            25,000       276,500           --           --       276,500
Issuance of stock for cash 2/99                 7,500        70,313           --           --        70,313
Issuance of stock for cash 4/99                45,225       122,108           --           --       122,108
Issuance of stock for services 6/99            70,000       147,000           --           --       147,000
Issuance of stock for cash 9/99                40,000        69,200           --           --        69,200
Net Loss for year                                  --            --           --   (1,482,017)   (1,482,017)
                                          -----------   -----------   ----------  -----------   -----------
Balance - September 30, 1999                  753,148     1,894,419           --   (2,475,441)     (581,022)
                                          -----------   -----------   ----------  -----------   -----------
Issuance of stock for cash 9/00                15,000        27,000           --           --        27,000
Net Loss for year                                  --            --           --     (118,369)     (118,369)
                                          -----------   -----------   ----------  -----------   -----------
Balance - September 30, 2000                  768,148     1,921,419           --   (2,593,810)     (672,391)
                                          -----------   -----------   ----------  -----------   -----------
Extinquishment of debt                             --       337,887           --           --       337,887
Net Loss for year                                  --            --           --      (32,402)      (32,402)
                                          -----------   -----------   ----------  -----------   -----------
Balance - September 30, 2001                  768,148     2,259,306           --   (2,626,212)     (366,906)
                                          -----------   -----------   ----------  -----------   -----------
Net Loss for year                                  --            --           --      (47,297)      (47,297)
                                          -----------   -----------   ----------  -----------   -----------
Balance - September 30, 2002                  768,148     2,259,306           --   (2,673,509)     (414,203)
                                          -----------   -----------   ----------  -----------   -----------

     The accompanying notes are integral part of these financial statements.

                                   XSUNX, INC.
                        (Formerly Sun River Mining, Inc.)
                          (A Development Stage Company)
                         Stockholders' Equity (Deficit)
                               September 30, 2004

Issuance of stock for Assets 7/03     70,000,000            3           --           --             3
Issuance of stock for Cash 8/03        9,000,000      225,450           --           --       225,450
Issuance of stock for Debt 9/03          115,000      121,828           --           --       121,828
Issuance of stock for Accruals 9/03      115,000       89,939           --           --        89,939
Issuance of stock for Services 9/03   31,300,000      125,200           --           --       125,200
Net Loss for year                             --           --           --     (145,868)     (145,868)
                                     -----------  -----------  -----------  -----------   -----------

Balance - September 30, 2003         111,298,148    2,821,726           --   (2,819,377)        2,349
                                     -----------  -----------  -----------  -----------   -----------

Issuance of stock for 3/04               181,750       21,071           --           --        21,071
Issuance of stock for 4/04               217,450       22,598           --           --        22,598
Issuance of stock for 5/04               254,956       34,669           --           --        34,669
Issuance of stock for 6/04               694,649       96,306           --           --        96,306
Issuance of stock for 7/04               157,649       21,421           --           --        21,421
Issuance of stock for 8/04                57,000        5,133           --           --         5,133
Issuance of stock for 9/04             1,174,500       81,472           --           --        81,472
Issuance of Common Stock Warranties           --           --    1,200,000           --     1,200,000
Net Loss for year                             --           --           --   (1,509,068)   (1,509,068)
                                     -----------  -----------  -----------  -----------   -----------

Balance - September 30, 2004         114,036,102  $ 3,104,396  $ 1,200,000  $(4,328,445)  $   (24,049)
                                     ===========  ===========  ===========  ===========   ===========

Figures reflect a 20-1 reverse split

     The accompanying notes are integral part of these financial statements.

                                   XSUNX, INC.
                                   (Restated)
                          (A Development Stage Company)
                          Notes to Financial Statements
                               September 30, 2004

Note 1 - Organization and Summary of Significant Accounting Policies:

                                  Organization:

On February 25, 1997, Sun River Mining, Inc. (the Company) was incorporated under the laws of Colorado. The Company is in the business of raising capital to acquire or merge with any entity which has an interest in being acquired by, or merging into the company. In May 1999 management decided to write-off the Sun River Bolivian subsidiaries and to take the subsequent loss, of all investments associated with the subsidiaries. On July 9, 2003 Sun River Mining, Inc. signed a Plan of Reorganization and Asset Purchase with Xoptix, Inc.. This was a purchase agreement for the intangible assets of Xoptix, Inc. and the name was then changed to Xsunx, Inc.

               Basis of Presentation - Development Stage Company:

The Company has not earned significant revenues from planned principal operations or raising capital for exploration and acquisition of mining property. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("SFAS 7"). Among the disclosures required by SFAS 7 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity (deficit) and cash flows disclose activity since the date of the Company's inception.

                              Basis of Accounting:

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

                           Cash and Cash Equivalents:

For purposes of the statements of cash flows, cash and cash equivalents include cash in banks and money markets with an original maturity of three months or less.

                                Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                               Net Loss Per Share:

Net loss per share is based on the weighted average number of common shares and common shares equivalents outstanding during the period.

                                   XSUNX, INC.
                                   (Restated)
                          (A Development Stage Company)
                          Notes to Financial Statements
                               September 30, 2004

Note 1 - Organization and Summary of Significant Accounting Policies (cont):

                           Other Comprehensive Income

The Company has no material components of other comprehensive income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.

Note 2 - Federal Income Tax:

The Company accounts for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this approach, deferred income taxes are determined based upon differences between the financial statement and tax bases of the Company's assets and liabilities and operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized if it is more likely than not that the future tax benefit will be realized.

Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                         2004                 2003
                                                   ----------------     ----------------
Deferred Tax Liability                             $  4,328,445         $    2,829,377
Deferred Tax Assets
         Net Operating Loss Carryforwards
         Book/Tax Differences in Bases of Assets              0                      0
                                                   ----------------     ----------------
Valuation allowance                                $  4,328,445         $    2,829,377
                                                   ----------------     ----------------
Net Deferred tax assets                            $          0         $            0
                                                   ================     ================

At September 30, 2004, the Company had net operating loss carryforwards of approximately, $4,328,445 for federal income tax purposes. These carryforwards if not utilized to offset taxable income will begin to expire in 2010.

                                   XSUNX, INC.
                                   (Restated)
                          (A Development Stage Company)
                          Notes to Financial Statements
                               September 30, 2004

Note 3 - Going Concern:

The financial statements of the Company have been presented on the basis that they are a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has no assets, generated no revenue and has an accumulated deficit at September 30, 2004 of $4,328,445.

The future success of the Company is likely dependent on its ability to attain additional capital, or to find an acquisition to add value to its present shareholders and ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations. Management believes that actions presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern.

The Company has made substantial investments this last year in the development of intellectual property assets as part of a business- restructuring plan. The purpose of these investments was to acquire patented solar electric glass technology. The Company believes that its patented solar electric glass technology has a number of market opportunities in the multi-billion dollar worldwide architectural glass markets.

Note 4 - Capital Stock Transactions:

The authorized capital stock of the Company was established at 500,000,000 with no par value. On September 29, 2003 the Board of Directors authorized a reverse split of 1 for 20 shares of stock. The stocks issued in 2003 were for accrued directors fees and salaries and to paid off past debt to investors. 70,000,000 shares of stock were issued to obtain the patent rights from Xoptix, Inc. Also shares of stock were issued in 2003 for consulting fees in arranging the formation of the new Corporation. In 2004 2,737,954 shares of stock were issued for cash and consulting fees.

Note 5 - Trademark Transfer Agreement:

On May 6, 2004 a Trademark transfer agreement was signed with Western Gas and Electric Company of California. Western solely owns all rights and interest in and to the registered trademark consisting of printed words styled as "POWERGLASS' as more fully set forth herein ("Trademark") and desires to assign and transfer, subject to the terms and conditions set forth herein, all rights and interest in the Trademark to XsunX in exchange for the payment set forth in this Agreement. The purchase price for the Trademark shall be: (1) the sum of $10,000 if paid within one (1) year from the effective date; (2) the sum of $20,000 if paid after the conclusion of the first (1st) year but prior to the conclusion of the second (2nd) year after the effective date of this Agreement;
(3) the sum of $35,000 if paid after the conclusion of the second (2nd) year but prior to the conclusion of the third (3rd) year after the effective date of this Agreement; or (4) the sum of $50,000 if paid after the conclusion of the third
(3rd) year but prior to the conclusion of three (3) years and six (6) months after the effective date of this Agreement. If payment is not made prior to the conclusion of three (3) years and six (6) months after the effective date of this Agreement, XsunX shall re-assign the Trademark back to Western as set forth herein.

                                   XSUNX, INC.
                                   (Restated)
                          (A Development Stage Company)
                          Notes to Financial Statements
                               September 30, 2004

Note 6 - Warrant for Purchase of Shares:

License stock warrant - As consideration for the grant of the License, XsunX shall, grant MVS a warrant ("License Stock Warrant") for the pur- chase of up to Five Million (5,000,000) shares of common stock of XsunX (the "License Stock Warrant Shares"), the warrant to expire five (5) years after the date of the grant.

Technology Sharing Warrant - As consideration for access to MVS know how and Service at Cost pursuant to the technology sharing set forth above, XsunX shall grant to MVS a warrant to purchase up to One Million shares (1,000,000) of common stock of XsunX ("Technology Sharing Warrant Shares"). The Technology Sharing Warrant shall be in the form of a Warrant to Purchase Common Stock of XsunX, Inc. The Technology Sharing Warrant shall be for a five (5) year term and sub- ject to conditional vesting in accordance with the following provisions:

(1) The Technology Sharing Warrant shall become exercisable in the amount of 250,000 shares upon the satisfactory completion of Phase 2 under the MVS Phase 2 Development Agreement.

(2) The Technology Sharing Warrant shall become exercisable in the amount of 250,000 shares upon the satisfactory completion, as reasonably determined by the XsunX Board of Directors, of any subsequent phase of development as may be defined under the MVS future development proposal.

(3) The Technology Sharing Warrant shall become exercisable in the amount of 500,000 shares upon the Commercialization of an XsunX process.

Consultancy Warrant - In September 2004 the Company granted James Bentley a consultancy and advisory warrant in the amount of 1,000,000 shares with an exercise price of $.15 per share. Mr. Bentley has worked with the Company in its initial stage helping to establish a plan for the development of working samples and the review and selection process for engaging qualified research and development firms to initiate development efforts. Mr. Bentley has also assisted the Company in continued efforts to expand research efforts and business development opportunities. The warrant was issued for the conversion of $15,000 in accrued consultancy fees, and as part of a Consultancy and Advisory Agreement and carries a 3 year exercise term and the following vesting provisions:

(1) 500,000 shares upon the effective date of the warrant. Thereafter, the warrant shall become exercisable at the rate of 125,000 shares per calendar quarter up to the full amount of the warrant.

                                   XSUNX, INC.
                                   (Restated)
                          (A Development Stage Company)
                          Notes to Financial Statements
                               September 30, 2004

Note 6 - Warrant for Purchase of Shares (Cont):

Consultancy and Advisory Warrant - Pursuant to the offer of consultancy and advisory services for the position of Chairman of the XsunX Scientific Advisory Board as set forth herein, XsunX shall, as compensation for Dr. Madan's advice and consultation efforts in the furtherance of XsunX business initiatives, offer to Dr. Madan the grant of a warrant ("Consultancy and Advisory Warrant") to purchase up to One Million (1,000,000) shares of common stock of XsunX ("Consultancy and Advisory Stock Warrant Shares"). This Warrant shall be for a five (5) year term and shall be subject to conditional vesting in accordance with the following provisions:

(1) The Consultancy and Advisory Warrant shall become exercisable at the rate of 250,000 Shares per month during and up to the first twenty-four months (24) of services.

(2) The Consultancy and Advisory Warrant shall become exercisable in the amount of 150,000 shares upon the satisfactory completion of Phase 2 under the MVS Phase 2 Development Agreement.

(3) The Consultancy and Advisory Warrant shall become exercisable in the amount of 250,000 shares upon the Commercialization of an XsunX process. Note 7 - Stock Option Plan:

On July 15, 2004,the Board of Directors of XsunX resolved to establish the 2004 Stock Option Plan. The plan was adopted to provide equity incentives to employees, consultants and suppliers of the Company. No stocks had been issued under the Plan at September 30, 2004.

Note 8 - Restatement of Financials:

These financials have been restated to explain the warrants and the expenses of them per the Black-Shoals method. Also to explain the valuation of the asset purchased per purchase agreement.

                                   XSUNX, INC.
                        (Formerly Sun River Mining, Inc.)
                          (A Development Stage Company)
                                 Balance Sheets
                                   (Unaudited)

                                                               June 30,       September 30,
                                                                 2005             2004
                                                              -----------     -----------
ASSETS:
Current assets:
   Cash                                                       $     3,620     $    37,344
   Prepaid Expenses                                                43,500          20,000
                                                              -----------     -----------

      Total current assets                                         47,120          57,344
                                                              -----------     -----------

Fixed assets:
   Office Equipment (Net)                                           2,270           2,270
   R&D Equipment                                                  173,000              --
                                                              -----------     -----------

      Total fixed assets                                          175,270           2,270
                                                              -----------     -----------

Other assets:
    Patents                                                        20,000          10,000
    Deposit - Lease                                                    --           2,500
                                                              -----------     -----------

      Total other assets                                           20,000          12,500
                                                              -----------     -----------

TOTAL ASSETS                                                  $   242,390     $    72,114
                                                              ===========     ===========


LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
   Accounts Payable                                           $   345,809     $    89,030
   Accrued Expenses                                                 7,484           5,908
   Notes Payable                                                       --           1,225
                                                              -----------     -----------

     Total current liabilities                                    353,293          96,163
                                                              -----------     -----------
Stockholders' Equity:
Preferred Stock, par value $0.01 per share; 50,000,000
 shares authorized; no shares issued and outstanding                   --              --
Common Stock, no par value; 500,000,000 shares authorized;
  121,196,239 shares issued and outstanding at June 30,
  2005 and  114,036102 outstanding at September 30, 2004        3,669,791       3,104,396
Common stock warrants                                           1,200,000       1,200,000
Deficit accumulated during the exploratory stage               (4,980,694)     (4,328,445)
                                                              -----------     -----------
      Total stockholders' equity (deficit)                       (110,903)        (24,049)
                                                              -----------     -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $   242,390     $    72,114
                                                              ===========     ===========

                                   XSUNX, INC.
                        (Formerly Sun River Mining, Inc.)
                          (A Development Stage Company)
                             Statement of Operations
                                   (Unaudited)

                                                                                                         Feb. 25, 1997
                                         Three-Months Ended                  Nine-Months Ended           (Inception) to
                                              June 30,                            June 30,                   June 30,
                                      2005              2004              2005              2004              2005
                                  -------------     -------------     -------------     -------------     -------------
Revenue                           $          --     $          --     $          --     $          --     $          --

Expenses:
   Abandoned Equipment                       --                --                --                --               808
   Advertising                            1,344                --             3,754                --             3,754
   Bank Charges                              71               193               372               255             2,485
   Consulting                            10,000             9,700            10,000             9,700         1,034,039
   Contract R&D                         144,310            61,645           357,646            74,495           487,139
   Depreciation                              --                --                --                --             3,178
   Directors' Fees                           --                29                --                29            11,983
   Due Diligence                             --                --                --                --            45,832
   Equipment Rental                          --                --                --                --             6,295
   Impairment loss                           --                --                --                --           923,834
   Legal & Accounting                    31,150             6,462            49,783            21,807           238,143
   Licenses & Fees                           --                --                25                --             6,435
   Meals & Entertainment                    551                30               551               142             4,670
   Office Expenses                          587             4,488             3,135             7,247            22,334
   Other Operating Expenses               2,098                --             2,098                --             2,098
   Salaries                              41,032            33,108           120,144            98,108           620,230
   Postage & Shipping                       377               122               849               424             4,066
   Printing                               1,219                57             1,721               191             7,301
   Public Relations                      42,645               350            81,871             1,190           192,837
   Rent                                   3,290             2,250             7,040             7,423            24,003
   Subscriptions                            104                --               104                --               104
   Taxes                                     --                --                --                --             4,657
   Telephone                              1,342             1,271             3,675             2,814            38,490
   Transfer Agent Expense                   319               843             3,413             2,643            19,738
   Travel                                 1,904             1,665             6,584             1,887            69,517
   Warrant Option Expense                    --                --                --                --         1,200,000
                                  -------------     -------------     -------------     -------------     -------------
Total Operating Expenses                282,343           122,213           652,765           228,355         4,969,408
                                  -------------     -------------     -------------     -------------     -------------
Other Income (Expense)
   Interest Expense                          --                --                                                71,597
   Returned Merchandise                     (98)               --              (516)               --              (516)
   Interest Income                           --                --                                                   (22)
   Forgiveness of Debt                       --                --                                               (59,773)
                                  -------------     -------------     -------------     -------------     -------------
Net (Loss)                        $    (282,245)    $    (122,213)    $    (652,249)    $    (228,355)    $  (4,980,694)
                                  -------------     -------------     -------------     -------------     -------------

Per Share Information:

   Weighted average number of
     common shares outstanding      121,196,239       111,479,898
                                  -------------     -------------
Net Loss per Common Share               *                 *
                                  -------------     -------------

                                   XSUNX, INC.
                        (Formerly Sun River Mining, Inc.)
                          (A Development Stage Company)
                             Statement of Cash Flows
                                   (Unaudited)

                                                                                       Feb. 25, 1997
                                                             Nine-Months Ended         (Inception) to
                                                                June 30,                 June 30,
                                                          2005            2004            2005
                                                       -----------     -----------     -----------
Cash Flows from Operating Activities:
Net Loss                                               $  (652,249)    $  (228,355)    $(4,980,694)
  Adjustments to reconcile net loss to cash used in
    operating activities:
   Issuance of Common Stock for Services                    34,000              --       1,295,557
   (Increase) Decrease in Deposits                           2,500         (22,500)             --
   (Increase) in Prepaid Expenses                          (23,500)             --         (43,500)
   Increase in Accrued Expenses & Taxes                      1,576          98,831           7,484
   Increase in Accounts Payable                            256,779          39,608         345,809
                                                       -----------     -----------     -----------
Net Cash Flows Used for Operating Activities              (380,894)       (112,416)     (3,375,344)
                                                       -----------     -----------     -----------
Cash Flows from Investing Activities:
    Purchase of Fixed Assets                              (173,000)             --        (175,270)
    Purchase of Intangible Assets                          (10,000)             --         (20,000)
                                                       -----------     -----------     -----------
Net Cash Flows Used for Investing Activities              (183,000)             --        (195,270)
                                                       -----------     -----------     -----------
Cash Flows from Financing Activities:
   Payment of Note Payable                                  (1,225)             --              --
   Proceeds from Notes Payable                                  --           4,368              --
   Issuance of Common Stock for Warrants                        --              --       1,200,000
   Issuance of Common Stock                                531,395         174,844       2,374,234
                                                       -----------     -----------     -----------
Net Cash Flows Provided by Financing Activities            530,170         179,212       3,574,234
                                                       -----------     -----------     -----------
Net Increase (Decrease) in Cash                            (33,724)         66,796           3,620
                                                       -----------     -----------     -----------
Cash and cash equivalents - Beginning of period             37,344           2,346              --
                                                       -----------     -----------     -----------
Cash and cash equivalents - End of period              $     3,620     $    69,142     $     3,620
                                                       ===========     ===========     ===========

Supplemental Disclosure of Cash Flow Information
   Cash Paid During the Year for:
      Interest                                         $        --     $        --     $    71,346
                                                       ===========     ===========     ===========
      Income Taxes                                     $        --     $        --     $        --
                                                       ===========     ===========     ===========

NON-CASH TRANSACTIONS
    Common stock issued in exchange for services       $    34,000     $        --     $ 1,295,557
                                                       ===========     ===========     ===========

                                   XSUNX, INC.
                        (Formerly Sun River Mining, Inc.)
                          (A Development Stage Company)
                   Statement of Stockholders' Equity (Deficit)
                                  June 30, 2005
                                   (Unaudited)

                                                                                      Deficit
                                                                                    Accumulated
                                                                      Common        During the
                                              Common Stock             Stock        Exploration
                                       # of Shares      Amount        Warrants         Stage          Totals
                                       -----------    -----------    -----------    -----------     -----------
Balance - September 30, 1999               753,148    $ 1,894,419    $        --    $(2,475,441)    $  (581,022)
                                       -----------    -----------    -----------    -----------     -----------
Issuance of stock for cash 9/00             15,000         27,000             --             --          27,000
Net Loss for year                               --             --             --       (118,369)       (118,369)
                                       -----------    -----------    -----------    -----------     -----------
Balance - September 30, 2000               768,148      1,921,419             --     (2,593,810)       (672,391)
                                       -----------    -----------    -----------    -----------     -----------
Extinquishment of debt                          --        337,887             --             --         337,887
Net Loss for year                               --             --             --        (32,402)        (32,402)
                                       -----------    -----------    -----------    -----------     -----------
Balance - September 30, 2001               768,148      2,259,306             --     (2,626,212)       (366,906)
                                       -----------    -----------    -----------    -----------     -----------
Net Loss for year                               --             --             --        (47,297)        (47,297)
                                       -----------    -----------    -----------    -----------     -----------
Balance - September 30, 2002               768,148      2,259,306             --     (2,673,509)       (414,203)
                                       -----------    -----------    -----------    -----------     -----------
Issuance of stock for Assets 7/03       70,000,000              3             --             --               3
Issuance of stock for Cash 8/03          9,000,000        225,450             --             --         225,450
Issuance of stock for Debt 9/03            115,000        121,828             --             --         121,828
Issuance of stock for Accruals 9/03        115,000         89,939             --             --          89,939
Issuance of stock for Services 9/03     31,300,000        125,200             --             --         125,200
Net Loss for year                               --             --             --       (145,868)       (145,868)
                                       -----------    -----------    -----------    -----------     -----------
Balance - September 30, 2003           111,298,148      2,821,726             --     (2,819,377)          2,349
                                       -----------    -----------    -----------    -----------     -----------
Issuance of stock for cash                 181,750         21,071             --             --          21,071
Issuance of stock for cash                 217,450         22,598             --             --          22,598
Issuance of stock for cash                 254,956         34,669             --             --          34,669
Issuance of stock for cash                 694,649         96,306             --             --          96,306
Issuance of stock for cash                 157,649         21,421             --             --          21,421
Issuance of stock for cash                  57,000          5,133             --             --           5,133
Issuance of stock for cash               1,174,500         81,472             --         81,472
Issuance of common stock warrants               --             --      1,200,000             --       1,200,000
Net Loss for period                             --             --             --     (1,509,068)     (1,509,068)
                                       -----------    -----------    -----------    -----------     -----------
Balance - September 30, 2004           114,036,102      3,104,396      1,200,000     (4,328,445)        (24,049)
                                       -----------    -----------    -----------    -----------     -----------
Issuance of stock for cash               5,907,537        471,068             --             --         471,068
Issuance of stock for cash                 300,600         20,067             --             --          20,067
Issuance of stock for services             300,000         24,000             --             --          24,000
Issuance of stock for cash                 527,000         40,260             --             --          40,260
Issuance of stock for services             125,000         10,000             --             --          10,000
Net Loss for Period                             --             --             --       (652,249)       (652,249)
                                       -----------    -----------    -----------    -----------     -----------
Balance - June 30, 2005                121,196,239    $ 3,669,791    $ 1,200,000    $(4,980,694)    $  (110,903)
                                       ===========    ===========    ===========    ===========     ===========

All shares have been adjusted for the 1 for 20 reverse split in Fiscal Year 2003

                                   XSUNX, INC.
                        (FORMERLY SUN RIVER MINING, INC.)
                          Notes to Financial Statements
                                  June 30, 2005
                                   (Unaudited)

Note 1 - Presentation of Interim Information:

In the opinion of the management of XSUNX, Inc., the accompanying unaudited financial statements include all normal adjustments considered necessary to present fairly the financial position as of June 30, 2005 and the results of operations for the three and nine-months ended June 30, 2005 and 2004 and for the period February 25, 1997 (inception) to June 30, 2005, and cash flows for the nine-months ended June 30, 2005 and 2004 and the for the period February 25, 1997 (inception) to June 30, 2005. Interim results are not necessarily indicative of results for a full year.

The financial statements and notes are presented as permitted by Form 10-Q, and do not contain certain information included in the Company's audited financial statements and notes for the fiscal year ended September 30, 2004.

Note 2 - Going Concern:

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company is in the exploration state and has not earned any revenue from operations. The Company's ability to continue as a going concern is dependent upon its ability to develop additional sources of capital or locate a merger candidate and ultimately, achieve profitable operations. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties. Management is seeking new capital to revitalize the Company.

Note 3 - Commitment:

On September 17, 2004, the Company entered into a definitive asset license and cooperative venture agreement with MVSystems, Inc. for the development and commercialization of cooperative uses of core technologies as supplemental enhancements to the commercial application of their respective technologies and business initiatives.

Note 4 - Stock Option Plan:

Effective June 30, 2004, the Company adopted the 2004 Xsunx, Inc. Option Plan (the "Plan") to provide incentives for obtaining and retaining the services of eligible Employees, Consultants and Directors who are anticipated to contribute to the Company's long range success and insure to the benefit of all stockholders of the Company. The Plan authorizes the issuance of up to 30,000,000 shares of the Company's common stock pursuant to the grant and exercise of up to 30,000,000 stock options. The Plan was approved by unanimous written consent of the Board of Directors of Xsunx, Inc. The adoption of the Plan is subject to ratification by a majority of the Company's stockholders, which approval must be obtained within 12 months from the date the Plan was adopted by the Board. No shares of stock have been issued in Fiscal Year 2005. The Plan was cancelled by the Board due to non-approval in August 2005.

                                   XSUNX, INC.
                        (FORMERLY SUN RIVER MINING, INC.)
                          Notes to Financial Statements
                                  June 30, 2005
                                   (Unaudited)
                                   (continued)

Note 5 - Material Definitive Agreement:

On July 14, 2005, the Company issued a secured convertible debenture to Cornell Capital Partners, LLP for aggregate proceeds of $850,000. In connection with this transaction, the Company also issued 2,609,263 shares of common stock and five-year warrants to purchase 4,250,000 shares and 2,125,000 shares at $0.15 and $0.20, respectively. All securities were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

LIMITATION OF LIABILITY: INDEMNIFICATION

Under Section 7-109-102 of the Colorado Business Corporations Act (the "Colorado Act") a corporation may indemnify a person made a party to a proceeding because the person is or was a director, against liability incurred in the proceeding. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Indemnification is only possible under this section 7-109-102, however, if: (a) the person conducted him/herself in good faith; and (b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. However, under Section 7-109-102(4), a corporation may not indemnify a director: (i) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation; or (ii) in connection with any other proceeding in which a director is adjudged liable on the basis that he or she derived improper personal benefit.

Under Section 7-109-103 a director is entitled to mandatory indemnification, when he/she is wholly successful in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred in connection to the proceeding.

Under Section 7-109-105, unless restricted by a corporation's Articles of Incorporation, a director who is or was a party to a proceeding may apply for indemnification to a court of competent jurisdiction. The court, upon receipt of the application, may order indemnification after giving any notice the court considers necessary. The court, however, is limited to awarding the reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

Under Section 7-109-107, unless restricted by the corporation's Articles of Incorporation, an officer of a corporation is also entitled to mandatory indemnification and to apply for court-ordered indemnification to the same extent as a director. A corporation may also indemnify an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

Under Section 7-109-108 a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation against liability asserted against or incurred by the person in that capacity, whether or not the corporation would have the power to indemnify such person against the same liability under other sections of the Colorado Act.

Our officers and directors are accountable to our shareholders as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on behalf of him and all other similarly situated shareholders to recover damages where we have failed or refused to observe the law. Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of our securities due to a breach of a fiduciary duty by our officers or directors in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from us. We and our affiliates may not be liable to shareholders for errors in judgment or other acts or omissions not amounting to intentional acts.

Our Articles of Incorporation provide for indemnification as permitted by the Colorado Act in all material respects.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth an estimate of the costs and expenses payable by XsunX, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee                   $1,571.02
Accounting Fees and Expenses                                            $15,000*
Legal Fees and Expenses                                                 $40,000*

Total                                                                   $56,571

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In September 2003, XsunX, Inc. (the "Company") issued 70,000 shares as part of a Plan of Reorganization and Asset Purchase Agreement with Xoptix, Inc. The offer and sale of these shares was exempt pursuant to Section 4(2) of the Act, and Regulation D promulgated thereunder ("Regulation D").

During August and September 2003, the Company sold 9,000,000 shares (post reverse split one for twenty) of common stock, which raised gross proceeds of approximately $225,000. The sales were made pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended (the "Act"). These offers and sales were exempt pursuant to Section 4(2) of the Act, and Regulation D.

In September 2003, the Company issued 115,000 (post reverse split one for twenty) shares of common voting stock in exchange for services provided valued at $121,828. The offer and sale was exempt pursuant to Section 4(2) of the Act, and Regulation D.

In September 2003, the Company issued 115,000 (post reverse split one for twenty) shares of common voting stock in exchange for services provided valued at $89,939. The offer and sale was exempt pursuant to Section 4(2) of the Act, and Regulation D.

In September 2003, the Company issued 20,800,000 shares of common voting stock in exchange for services rendered valued at $83,200. The offer was exempt pursuant to Section 4(2) of the Act, Regulation D under the Act.

In September 2003, the Company issued 10,500,000 shares of common voting stock in exchange for consulting services rendered valued at $42,000. The offer was exempt pursuant to Section 4(2) of the Act, Regulation D under the Act.

From March through December 2004, XsunX, Inc. (the "Company") issued a total of 2,620,550 shares of common stock for a total consideration of $210,863. These shares were issued pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (the "Securities Act").

In September 2004, the Company issued warrants to purchase a total of 2,000,000 shares exercisable at price of $0.15 per share in connection with consulting services provided. The warrants were issued pursuant to Section 4(2) of the Securities Act.

In September 2004, as part of a technology sharing and license agreement the Company issued warrants to purchase a total of 6,000,000 shares exercisable at a price of $0.15 per share. The warrants were issued pursuant to Section 4(2) of the Securities Act.

From April through September 2004, the Company issued 724,204 shares of common stock for an aggregate consideration of $105,803. The shares were issued pursuant to Regulation S promulgated under the Securities Act.

In June 2004, the Company issued 30,000 shares of common stock for aggregate proceeds of $4,500. The shares were issued to an accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act.

From August through December 2004, the Company issued 3,727,337 shares of common stock for total consideration of $192,764. The shares were issued pursuant to Regulation S promulgated under the Securities Act.

During August and September 2004, the Company issued 2,294,110 shares of common stock for aggregate proceeds of $162,967. The shares were issued pursuant to Regulation S promulgated under the Securities Act.

During November 2004, the Company issued 1,543,500 shares of common stock for aggregate proceeds of $169,785. The shares were issued pursuant to Regulation S promulgated under the Securities Act.

In January 2005, the Company issued 66,600 shares at a price of $.0944 per share, raising gross proceeds of $6,284. The shares were issued pursuant to Regulation S promulgated under the Securities Act.

On or about February 4, 2005 the Company issued 300,000 shares of common stock for consulting services. The shares were valued at the market price of the Company's common stock at the time of issuance which was $0.08 per share for a total value of $24,000. The shares were issued pursuant to Section 4(2) of the Securities Act.

In February 2005, the Company issued 234,000 shares, raising gross proceeds of $13,783. The shares were issued pursuant to Regulation S promulgated under the Securities Act.

During the quarter period ending March 31, 2005 the Company issued three-year warrants to purchase 250,000 shares of common stock to each of three individuals for consulting and advisory services Warrants to 3 individuals as compensation for 2 years exercisable at $0.20 per share. The warrants were issued pursuant to
Section 4(2) of the Securities Act.

In April 2005, the Company issued 327,000 shares at a price of $.0764, raising gross proceeds of $24,980. The shares were issued pursuant to Regulation S promulgated under the Securities Act.

On or about May 5, 2005 the Company issued 125,000 shares of common stock for consulting services. The shares were valued at the market price of the Company's common stock at the time of issuance, which was $0.08 per share for a total value of $10,000. The shares were issued pursuant to Section 4(2) of the Securities Act.

On or about May 12, 2005, the Company accepted an offer for the sale of 200,000 shares at a price of $.0764 per share through a private placement, raising gross proceeds of $15,280.

On or about July 21, 2005 the Company issued 49,231 shares of common stock in exchange for services rendered valued at $6,000. The shares were issued pursuant to Section 4(2) of the Securities Act.

In July 2005, the Company issued secured convertible debentures for aggregate proceeds of $850,000. In connection with this transaction, the Company also issued 2,609,263 shares of common stock and five-year warrants to purchase 4,250,000 shares and 2,125,000 shares at $0.15 and $0.20, respectively. All securities were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

Exhibit       Description

3.1   Articles of Incorporation (1)
3.2   Bylaws (1)
3.3   Amendment to Articles of Incorporation (2)
4.1   Specimen Certificate for Common Stock (1)
4.2   Form of Warrant (3)
4.3   Non-Qualified Employee Stock Option Plan (2)
5.1   Opinion of Sichenzia Ross Friedman Ference LLP*
10.1 Technology Sharing and License Agreement dated January 18, 2005 between the Company and MVSystems (4)
10.2 Consultancy and Advisory Warrant to Purchase Common Stock of XsunX, Inc. dated September 17, 2004 (MVSystems, Inc.) (4)
10.3 Consultancy and Advisory Warrant to Purchase Common Stock of XsunX, Inc. dated September 17, 2004 (James Bentley) (4)
10.4 Consulting and Advisory Agreement dated September 17, 2004 between the Company and Dr. Arun Madan (4)
10.5 License Agreement Warrant to Purchase Common Stock of XsunX, Inc dated September 17, 2004 (4)
10.6 Technology Sharing Warrant to Purchase Common Stock of XsunX, Inc. dated September 17, 2004 (4)
10.7 Transfer of Trademark Agreement between the Company and Western dated May 6, 2004 (4)
10.8 Securities Purchase Agreement dated July 14, 2005 between the Company and Cornell (3)
10.9 Standby Equity Distribution Agreement dated July 14, 2005 between the Company and Cornell (3)
10.10 Investor Registration Rights Agreement dated July 14, 2005 between the Company and Cornell (3)
10.11 Registration Rights Agreement dated July 14, 2005 between the Company and Cornell (3)
10.12 Pledge and Escrow Agreement dated July 14, 2005 by and among the Company, Cornell and David Gonzalez as escrow agent (3)

10.13 Security Agreement dated July 14, 2005 by and between the Company and Cornell (3)


10.14 Escrow Agreement by and among the Company, Cornell and Baxter, Baker, Sidle, Conn & Jones, P.A (5)
10.15 Irrevocable Transfer Agent Instructions (5)


23.1  Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)
23.2  Consent of Michael Johnson & Co., LLC.*

--------------------------
(1) Incorporated by reference to Registration Statement on Form 10-SB filed February 18, 2000
(2)   Incorporated by reference to Current Report on Form 8-K filed October 29,
      2003
(3)   Incorporated by reference to Current Report on Form 8-K filed July 18,
      2005
(4) Incorporated by reference to Annual Report on Form 10-KSB filed January 18, 2005

(5) Incorporated by reference to Current Report on Form 8-K/A filed October 11, 2005


*     Filed herewith


ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

      (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, California, on this 11 day of October, 2005.


                                           XSUNX, INC.

                                           By: /s/ Tom Djokovich
                                               -----------------
                                           Tom Djokovich
                                           Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tom Djokovich his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature               Title                                       Date

/s/ Tom Djokovich       Chief Executive Officer, President,    October 11, 2005
Tom Djokovich           Chief Financial Officer, and Principal
                        Accounting Officer, Secretary and
                        Director


/s/ Brian Altounian     Director                               October 10, 2005
Brian Altounian


/s/ Thomas Anderson     Director                               October 11, 2005
Thomas Anderson

                                INDEX TO EXHIBITS

Exhibit       Description


3.1   Articles of Incorporation (1)
3.4   Bylaws (1)
3.5   Amendment to Articles of Incorporation (2)
4.4   Specimen Certificate for Common Stock (1)
4.5   Form of Warrant (3)
4.6   Non-Qualified Employee Stock Option Plan (2)
5.1   Opinion of Sichenzia Ross Friedman Ference LLP*
10.1 Technology Sharing and License Agreement dated January 18, 2005 between the Company and MVSystems (4)
10.2 Consultancy and Advisory Warrant to Purchase Common Stock of XsunX, Inc. dated September 17, 2004 (MVSystems, Inc.) (4)
10.3 Consultancy and Advisory Warrant to Purchase Common Stock of XsunX, Inc. dated September 17, 2004 (James Bentley) (4)
10.4 Consulting and Advisory Agreement dated September 17, 2004 between the Company and Dr. Arun Madan (4)
10.5 License Agreement Warrant to Purchase Common Stock of XsunX, Inc dated September 17, 2004 (4)
10.6 Technology Sharing Warrant to Purchase Common Stock of XsunX, Inc. dated September 17, 2004 (4)
10.7 Transfer of Trademark Agreement between the Company and Western dated May 6, 2004 (4)
10.8 Securities Purchase Agreement dated July 14, 2005 between the Company and Cornell (3)
10.9 Standby Equity Distribution Agreement dated July 14, 2005 between the Company and Cornell (3)
10.10 Investor Registration Rights Agreement dated July 14, 2005 between the Company and Cornell (3)
10.11 Registration Rights Agreement dated July 14, 2005 between the Company and Cornell (3)
10.12 Pledge and Escrow Agreement dated July 14, 2005 by and among the Company, Cornell and David Gonzalez as escrow agent (3)
10.13 Security Agreement dated July 14, 2005 by and between the Company and Cornell (3)
10.14 Escrow Agreement dated July 14, 2005 by and among the Company, Cornell and Baxter, Baker, Sidle, Conn & Jones, P.A (5)
10.15 Irrevocable Transfer Agent Instructions (5)
23.1  Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)
23.2  Consent of Michael Johnson & Co., LLC.*

--------------------------
(1) Incorporated by reference to Registration Statement on Form 10-SB filed February 18, 2000
(2)   Incorporated by reference to Current Report on Form 8-K filed October 29,
      2003
(3)   Incorporated by reference to Current Report on Form 8-K filed July 18,
      2005
(4) Incorporated by reference to Annual Report on Form 10-KSB filed January 18, 2005
(5) Incorporated by reference to Current Report on Form 8-K/A filed October 11, 2005


*     Filed herewith